Exhibit 2.1

Agreement and Plan of Merger

By and Among

1st Financial Services Corporation

Mountain 1st Bank & Trust Company

and

First-Citizens Bank & Trust Company

August 28, 2013

Article III.
Representations and Warranties of
1st Financial and Mountain 1st

3.01.	Organization; Standing; Power	11
3.02.	Capital Stock; Equity Interests	11
3.03.	Principal Shareholders	12
3.04.	Subsidiaries	12
3.05.	Convertible Securities, Options, Redemptions, Etc.	12
3.06.	Authorization and Validity of Agreement	12
3.07.	Validity of Transactions; Absence of Required Consents or Waivers	13
3.08.	Books and Records	14
3.09.	Reports to Regulatory Authorities	14
3.10.	Disclosure and Accounting Controls	15
3.11.	Consolidated Financial Statements	15
3.12.	Tax Matters	16
3.13.	Absence of Changes or Certain Other Events	18
3.14.	Absence of Undisclosed Liabilities	18
3.15.	Compliance with Existing Obligations	19
3.16.	Litigation and Compliance with Law.	19
3.17.	Real Properties.	20
3.18.	Loans, Accounts, Notes and Other Receivables	21
3.19.	Securities Portfolio and Investments	23
3.20.	Personal Property and Other Assets	23
3.21.	Intellectual Property; Privacy Matters	23
3.22.	Environmental Matters	24
3.23.	Absence of Brokerage or Finders Commissions	26
3.24.	Material Contracts	26
3.25.	Employment Matters; Employee Relations	27
3.26.	Employment Agreements; Employee Benefit Plans.	27
3.27.	Insurance	30
3.28.	Insurance of Deposits	31
3.29.	Indemnification Obligations	31
3.30.	Bank Secrecy Act; Patriot Act; Money Laundering	31
3.31.	CRA and Lending Compliance	31
3.32.	Obstacles to Regulatory Approval	31

Article IV.
Representations and Warranties of FCB

4.01.	Organization; Standing; Power	32
4.02.	Authorization and Validity of Agreement	32
4.03.	Validity of Transactions; Absence of Required Consents or Waivers	32
4.04.	Financing	33
4.05.	Obstacles to Regulatory Approval	33

Article V.
Covenants of 1st Financial and Mountain 1st

5.01.	Affirmative Covenants		33
	(a)	1st Financial Shareholders' Meeting	33
	(b)	1st Financial Proxy Statement	33
	(c)	Board Recommendation	34
	(d)	Conduct of Business Prior to Effective Time	34
	(e)	Periodic Financial and Other Information	35
	(f)	Termination of Plans and Deregistration of 1st Financial Stock	38
	(g)	Directors' and Officers' Liability Insurance	38
	(h)	Accruals for Expenses and Other Accounting Matters	38
	(i)	Loan Loss Reserve and Loan Charge-Offs	39
	(j)	Consents to Assignment of Contracts and Leases	39
	(k)	Access	39
	(l)	Pricing of Deposits and Loans	40
	(m)	Preparations for Conversion	40
	(n)	Notice of Certain Changes or Events	40
	(o)	Further Action; Instruments of Transfer	40
5.02.	Negative Covenants		41
	(a)	Amendments to Articles of Incorporation or Bylaws	41
	(b)	Change in Capitalization	41
	(c)	Sale or Issuance of Capital Stock or Other Securities	41
	(d)	Purchase or Redemption of Shares	41
	(e)	Options, Warrants and Rights	41
	(f)	Dividends	41
	(g)	Employment, Benefit or Retirement Agreements or Plans	42
	(h)	Increase in Payments or Certain Compensation	42
	(i)	Compensatory Agreements	42
	(j)	Accounting and Tax Practices; Independent Accountants	42
	(k)	Acquisitions; Additional Branch Offices	43
	(l)	Changes in Business Practices	43
	(m)	Exclusive Agreement	43
	(n)	Acquisition or Disposition of Assets; Purchase of Services	44
	(o)	Debt; Liabilities	46
	(p)	Liens; Encumbrances	46
	(q)	Waiver of Rights	46
	(r)	Other Contracts	46
	(s)	Deposit Liabilities	47
	(t)	Changes in Lease Agreements	47
	(u)	Actions by Subsidiaries	47

Article VI.
Covenants of FCB

6.01.	Employees; Employee Benefits		48
	(a)	Employment of Mountain 1st's Employees	48
	(b)	Employee Benefits	48
6.02.	Final Tax Returns		48
6.03	Notice of Certain Changes or Events		48
6.04.	Further Action; Instruments of Transfer		49

Article VII.
Additional Mutual Agreements

7.01.	Regulatory Approvals		49
7.02.	Information for Proxy Statement and Applications for Regulatory Approvals		49
7.03.	Announcements		50
7.04.	Confidential Information		50
7.05.	Real Property Matters		52
7.06.	Expenses		54
7.07.	Disposition of Participant Accounts under 1st Financial 401(k)		54
7.08.	Treatment of 1st Financial Stock Options and 1st Financial Stock Awards		54

Article VIII.
Conditions Precedent to Merger

8.01.	Conditions to all Parties' Obligations		55
	(a)	Regulatory Approvals	55
	(b)	Adverse Proceedings, Injunction, Illegality, Etc	55
	(c)	Approval by Boards of Directors and Shareholders	56
	(d)	Articles of Merger; Other Actions	56
	(e)	Fairness Opinion	56
8.02.	Additional Conditions to 1st Financial's and Mountain 1st's Obligations		56
	(a)	Compliance with Laws	56
	(b)	FCB's Representations and Warranties and Performance of Agreements	56
	(c)	Legal Opinion of FCB's Counsel	57
	(d)	Other Documents and Information	57
	(e)	Deposit of Merger Consideration	57
	(f)	No Termination or Abandonment	57
8.03.	Additional Conditions to FCB's Obligations		57
	(a)	Material Adverse Change	57
	(b)	Compliance with Laws	57
	(c)	1st Financial's and Mountain 1st's Representations and Warranties and Performance of Agreements	58
	(d)	Support Agreements	58
	(e)	Director's and Retention Agreements	58
	(f)	Resignations of Directors	58
	(g)	Consents to Assignment; Estoppel Certificates	58
	(h)	Conditions to Regulatory Approvals	58
	(i)	Legal Opinion of 1st Financial's Counsel	59
	(j)	Other Documents and Information	59
	(k)	No Termination or Abandonment	59

Article IX.
Termination; Breach; Remedies

9.01.	Mutual Termination	59
9.02.	Unilateral Termination	59
	(a) Termination by FCB	59
	(b) Termination by 1st Financial and Mountain 1st	61
9.03.	Breach; Remedies; Expense Reimbursement	62
	(a) Reimbursement by 1st Financial and Mountain 1st	62
	(b) Reimbursement by FCB	63
	(c) Enforcement of Certain Agreements Following Termination	63
9.04	Termination Fees	63
9.05	Method and Timing of Payments	64

Article X.
Indemnification

10.01.	Indemnification Following Termination of Agreement	65
	(a) By 1st Financial and Mountain 1st	65
	(b) By FCB	65
	(c) Procedure for Claiming Indemnification	66

Article XI.
Miscellaneous Provisions

11.01.	Survival of Certain Rights and Obligations Following Closing or Termination	67
11.02.	Inspection	67
11.03.	Waiver	67
11.04.	Amendment	67
11.05.	Notices	68
11.06.	Further Assurance	68
11.07.	Headings and Captions	68
11.08.	Gender and Number	68
11.09.	Entire Agreement	68
11.10.	Interpretation	69
11.11.	Severability of Provisions	69
11.12.	Assignment; Third-Party Beneficiaries	69
11.13.	Counterparts	69
11.14.	Governing Law; Jurisdiction and Venue	69

Agreement and
Plan of Merger

This Agreement and Plan of Merger (the "Agreement") is entered into as of the 28th day of August, 2013, by and among 1st Financial Services Corporation ("1st Financial"), Mountain 1st Bank & Trust Company ("Mountain 1st"), and First-Citizens Bank & Trust Company ("FCB").

Whereas, 1st Financial is a North Carolina business corporation with its principal office and place of business located in Hendersonville, North Carolina, and is a bank holding company registered as such with the Board of Governors of the Federal Reserve System; and,

Whereas, Mountain 1st is an insured, North Carolina-chartered bank with its principal office and place of business located in Hendersonville, North Carolina, and is a wholly-owned bank subsidiary of 1st Financial; and,

Whereas, FCB is an insured, North Carolina-chartered bank with its principal office and place of business located in Raleigh, North Carolina, and is a wholly-owned bank subsidiary of First Citizens BancShares, Inc. ("BancShares"), a Delaware business corporation with its principal office and place of business located in Raleigh, North Carolina, and a financial holding company registered as such with the Board of Governors of the Federal Reserve System; and,

Whereas, FCB, 1st Financial and Mountain 1st have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for 1st Financial and Mountain 1st to be merged with and into FCB in the manner and upon the terms and conditions contained in this Agreement; and,

Whereas, to effectuate the foregoing, FCB, 1st Financial and Mountain 1st desire to adopt this Agreement; and,

Whereas, 1st Financial's and Mountain 1st's Boards of Directors have approved this Agreement, and 1st Financial's Board of Directors has approved this Agreement in its capacity as Mountain 1st's sole shareholder and recommended approval of this Agreement to its shareholders; and,

Whereas, FCB's Board of Directors has approved this Agreement.

Now, Therefore, in consideration of the premises, the mutual benefits to be derived from this Agreement, and the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, 1st Financial, Mountain 1st and FCB hereby adopt and make this Agreement and mutually agree as provided below.

Article I
Definitions

As used in this Agreement, certain of the capitalized terms used throughout this Agreement are listed below with their meanings as used herein.

1.01.           1st Financial Audited Financial Statements. The term "1st Financial Audited Financial Statements" means 1st Financial's audited consolidated statements of financial condition as of December 31, 2012 and 2011, and its audited consolidated statements of income, shareholders' equity and cash flows for the two years ended December 31, 2012 and 2011, together with the notes thereto.

1.02.           1st Financial Common Stock. The term "1st Financial Stock" means the common stock, $5.00 par value, authorized to be issued under 1st Financial's Articles of Incorporation.

1.03.           1st Financial Class B Stock. The term "1st Financial Class B Stock" means the Class B stock, no par value, authorized to be issued under 1st Financial's Articles of Incorporation.

1.04.           1st Financial Companies. The term "1st Financial Companies" refers collectively to 1st Financial, Mountain 1st, Clear Focus Holdings, LLC, and any other entity that currently, or at any time prior to the Effective Time, is or has been a subsidiary of 1st Financial or Mountain 1st.

1.05.           1st Financial 401(k) Plan. The term "1st Financial 401(k) Plan" means the Mountain1st Bank and Trust 401(k) Profit Sharing Plan, as amended.

1.06.           1st Financial Interim Financial Statements. The term "1st Financial Interim Financial Statements" means 1st Financial's unaudited consolidated interim statements of financial condition as of June 30, 2013 and 2012, and its unaudited interim consolidated statements of income, shareholders' equity and cash flows for the three months ended June 30, 2013 and 2012, together with the notes thereto.

1.07.           1st Financial Material Change. The term "1st Financial Material Change" means a material adverse change in 1st Financial's consolidated financial condition or results of operations (including the acceleration of any material obligation or indebtedness of 1st Financial or Mountain 1st), in the prospects, businesses, investments, properties, Loan portfolio or operations of the 1st Financial Companies considered as one entity, or in the ability of 1st Financial or Mountain 1st to consummate the transactions described herein or to carry on 1st Financial's and Mountain 1st's business as presently conducted, or in FCB's ability to carry on and conduct 1st Financial's and Mountain 1st's business following the Merger, but shall not include any change resulting from (a) the execution or announcement of this Agreement, (b) any actions taken by FCB after the date hereof and prior to the Effective Time that relate to, or affect, the businesses of the 1st Financial Companies, (c) compliance by 1st Financial or Mountain 1st with the terms of this Agreement, (d) any reasonable out-of-pocket costs or expenses associated with, relating to or arising from the transactions contemplated by this Agreement (including legal, accounting and financial advisory fees and disbursements), (e) general economic, industry or financial conditions or events that affect the banking industry as a whole, or (f) the impact of laws, rules, regulations and court decisions (other than court decisions related to litigation in which 1st Financial or Mountain 1st is a party) that affect the banking industry as a whole.

1.08.           1st Financial Material Effect. The term "1st Financial Material Effect" means a material adverse effect on 1st Financial's consolidated financial condition or results of operations, on the 1st Financial Companies' (considered as one entity) prospects, businesses, investments, properties, Loan portfolio or operations, or on the ability of 1st Financial or Mountain 1st to consummate the transactions described herein or to carry on 1st Financial's and Mountain 1st's business as presently conducted, or on FCB's ability to carry on and conduct 1st Financial's and Mountain 1st's business following the Merger, but shall not include any effect resulting from (a) the execution or announcement of this Agreement, (b) any actions taken by FCB after the date hereof and prior to the Effective Time that relate to, or affect, the businesses of the 1st Financial Companies, (c) compliance by 1st Financial or Mountain 1st with the terms of this Agreement, (d) any reasonable out-of-pocket costs or expenses associated with, relating to or arising from the transactions contemplated by this Agreement (including legal, accounting and financial advisory fees and disbursements), (e) general economic, industry or financial conditions or events that affect the banking industry as a whole, or (f) the impact of laws, rules, regulations and court decisions (other than court decisions related to litigation in which 1st Financial or Mountain 1st is a party) that affect the banking industry as a whole.

1.09.           1st Financial Preferred Stock. The term "1st Financial Preferred Stock" means the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, authorized as a separate series of the 1st Financial Class B stock.

1.10.           1st Financial Real Property. The term "1st Financial Real Property" means all real property owned or leased by any of the 1st Financial Companies (including foreclosed real property) or in which any 1st Financial Company holds a leasehold interest, in either case including improvements thereon.

1.11.           1st Financial Shareholders' Meeting. The term "1st Financial Shareholders' Meeting" shall have the meaning assigned to it in Paragraph 5.01(a) of this Agreement.

1.12.           1st Financial Stock. The term "1st Financial Stock" means, collectively, 1st Financial's authorized capital stock, including 1st Financial Common Stock and 1st Financial Class B Stock.

1.13.           1st Financial Stock Awards. The term "1st Financial Stock Awards" means any and all awards of restricted stock, to the extent not yet vested, that have been issued pursuant to1st Financial's Omnibus Plan.

1.14.           1st Financial Stock Options. The term "1st Financial Stock Options" means any and all options to purchase shares of 1st Financial Stock (whether or not vested) that have been issued pursuant to the 1st Financial Stock Plans.

1.15.           1st Financial Stock Plans. The term "1st Financial Stock Plans" means 1st Financial's Employee Stock Option Plan, Director Stock Option Plan, and Omnibus Plan, and any other plan maintained or provided by 1st Financial or otherwise under which options to purchase, or grants or awards of, shares of 1st Financial Stock, or other equity-based compensation, have or has been or may be granted or issued.

1.16.           1st Financial Warrant. The term "1st Financial Warrant" means that certain stock purchase warrant issued by 1st Financial to the United States Department of the Treasury to purchase up to 276,815 shares of 1st Financial Common Stock at a price of $8.87 per share.

1.17.           Acquisition Agreement and Acquisition Proposal. The terms "Acquisition Agreement" and "Acquisition Proposal" shall have the meanings assigned to them in Paragraph 5.02(l) of this Agreement.

1.18.           Closing and Closing Date. The terms "Closing" and "Closing Date" shall have the meanings assigned to them in Paragraph 2.06 of this Agreement.

1.19.           Code. The term “Code” means the Internal Revenue Code of 1986, as amended.

1.20.           Commercially Reasonable Efforts. The term "Commercially Reasonable Efforts" means a party's best efforts in good faith; provided, however, that Commercially Reasonable Efforts shall not require (a) the expenditure of sums of money or other resources that are unreasonable under the circumstances or in relation to the significance to the transactions described in this Agreement of the action or result the party is required to use Commercially Reasonable Efforts to take or achieve, or (b) the initiation of a law suit against any person.

1.21.           Dissenters' Rights. The term "Dissenters' Rights" means the appraisal rights granted to shareholders of 1st Financial under Article 13 of Chapter 55 of the North Carolina General Statutes.

1.22.           Effective Time. The term "Effective Time" means the date and time at which the Merger shall become effective as specified in Articles of Merger executed by FCB and filed by it with the North Carolina Secretary of State as described in Paragraph 2.06 below in accordance with applicable law in order to effectuate the Merger of 1st Financial and Mountain 1st into FCB.

1.23.           GAAP. The term "GAAP" means accounting principles generally accepted in the United States.

1.24.           Knowledge of 1st Financial. The term "Knowledge of 1st Financial" refers to facts, information, events or circumstances of which any of the respective executive officers of any of the 1st Financial Companies are consciously aware or of which they should have become consciously aware in the ordinary course of business and the performance of their management duties.

1.25.           Knowledge of FCB. The term "Knowledge of FCB" refers to facts, information, events or circumstances of which any of FCB's executive officers are consciously aware or of which they should have become consciously aware in the ordinary course of business and the performance of their management duties.

1.26.           Lease Agreements. The term "Lease Agreements" shall have the meaning assigned to it in Paragraph 3.17 of this Agreement.

1.27.           Loans. The term "Loans" means any and all (a) loans (whether held for investment or for resale) reflected as assets on the books and records of the 1st Financial Companies, (b) Sold Loans (as defined below) previously sold by any of the 1st Financial Companies to any third party which have been repurchased by any of the 1st Financial Companies, (c) lines of credit, letters of credit, accounts, notes, financing leases and other extensions of credit or receivables reflected as assets on the books and records of the 1st Financial Companies, and (d) all unfunded commitments to make a loan or issue or extend credit by any of the 1st Financial Companies.

1.28.           Merger. The term "Merger" shall have the meaning assigned to it in Paragraph 2.01 of this Agreement.

1.29.           Merger Consideration. The term "Merger Consideration" shall have the meaning assigned to it in Paragraph 2.04(d) of this Agreement.

1.30.           Mountain 1st Stock. The term "Mountain 1st Stock" means the common stock, $5.00 par value, authorized to be issued under Mountain 1st's Articles of Incorporation.

1.31.           Paying Agent. The term "Paying Agent" shall have the meaning assigned to it in Paragraph 2.04(d) of this Agreement.

1.32.           Person. The term "Person" means any natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns).

1.33.           Previously Disclosed. The terms "Previously Disclosed to FCB" and "Previously Disclosed to 1st Financial" shall mean the disclosure of information by 1st Financial and Mountain 1st to FCB, or by FCB to 1st Financial and Mountain 1st, respectively, in a letter delivered prior to the date hereof by the disclosing party(ies) to the other party(ies) specifically referring to this Agreement and arranged in paragraphs corresponding to the Paragraphs, Subparagraphs and items of this Agreement applicable thereto. Information shall be deemed to have been Previously Disclosed for the purpose of a given Paragraph, Subparagraph or item of this Agreement only if a specific reference to that Paragraph, Subparagraph or item is made by the disclosing party(ies) in its above letter.

1.34.           Regulatory Authorities. The term "Regulatory Authorities" includes each and every federal, state or local governmental, regulatory, or judicial authority having jurisdiction over any of the 1st Financial Companies or FCB, or any of their respective business operations, properties or assets, or the transactions described herein, including without limitation the North Carolina Commissioner of Banks, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Richmond, the United States Department of Justice, the United States Department of the Treasury, and the SEC.

1.35.           SEC. The term "SEC" means the Securities and Exchange Commission.

1.36.           Sold Loans. The term "Sold Loans" means (a) any and all loans or extensions of credit of any nature made by any of the 1st Financial Companies which have been sold to any investor or other purchaser, and (b) any and all interests or participations in loans or extensions of credit of any nature made by any of the 1st Financial Companies which have been sold to any investor or other purchaser.

1.37.           1934 Act. The term "1934 Act" means the Securities Exchange Act of 1934, as amended.

Article II
The Merger

2.01.           Nature of Transaction. Subject to the provisions of this Agreement, at the Effective Time 1st Financial and Mountain 1st each simultaneously will be merged into and with FCB pursuant to Sections 53C-7-201, et. seq., and 55-11-01, et. seq., of the North Carolina General Statutes, as amended (the "Merger").

2.02.           Effect of Merger; Surviving Corporation. At the Effective Time, and by reason of the Merger, the separate corporate existences of 1st Financial and Mountain 1st shall cease, while FCB, as the surviving entity in the Merger, shall continue to exist as a North Carolina-chartered bank, with all of its purposes, objects, rights, privileges, powers and franchises which shall be unaffected and unimpaired by the Merger. Following the Merger, FCB shall continue to conduct its business at its then legally established branch and main offices and those branch offices of Mountain 1st that FCB chooses to continue to operate. The duration of the corporate existence of FCB, as the surviving entity, shall be perpetual and unlimited.

2.03.           Assets and Liabilities of 1st Financial and Mountain 1st. At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of 1st Financial and Mountain 1st (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to 1st Financial or Mountain 1st, whether tangible or intangible) shall be transferred to and vest in FCB, and FCB shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of 1st Financial and Mountain 1st, all without any conveyance, assignment or further act or deed; and, FCB shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of 1st Financial and Mountain 1st as of the Effective Time.

2.04.           Conversion and Exchange of Stock.

(a)           Conversion of 1st Financial Stock and Stock Rights. Except as otherwise provided in this Agreement, at the Effective Time all rights of 1st Financial's shareholders with respect to all outstanding shares of 1st Financial Stock shall cease to exist and, as consideration for and to effect the Merger, and, in the manner and subject to the limitations described in this Agreement:

(i)          each outstanding share of 1st Financial Common Stock (not to exceed the 5,202,385 shares which are outstanding on the date of this Agreement, and up to 668,935 additional shares which could be issued prior to the Effective Time upon the exercise of 1st Financial Stock Options which have been issued prior to the date hereof and which shall not previously have been exercised, terminated or cancelled, and 276,815 additional shares which could be issued prior to the Effective Time upon the exercise of the 1st Financial Warrant) shall be converted, without any action by 1st Financial, FCB or any holder of those shares, into the right to receive cash in an amount equal to $2,000,000 divided by the total number of outstanding shares of 1st Financial Common Stock as of the Effective Time, and those shares shall be cancelled; and

(ii)         each outstanding share of 1st Financial Class B Stock (not to exceed the 16,369 shares of 1st Financial Preferred Stock outstanding on the date of this Agreement), shall be converted, without any action by 1st Financial, FCB or any holder of those shares, into the right to receive cash in an amount equal to $8,000,000 divided by 16,369, and those shares, together with the 1st Financial Warrant, shall be cancelled.

At the Effective Time, and without any action by FCB, 1st Financial or any 1st Financial shareholder, 1st Financial's stock transfer books shall be closed and there shall be no further transfers of 1st Financial Stock on its stock transfer books or the registration of any transfer of 1st Financial Stock by any holder thereof, and the holders of 1st Financial Stock shall cease to be, and shall have no further rights as, shareholders of 1st Financial other than as provided in this Agreement or by applicable law. Following the Effective Time, 1st Financial Stock shall evidence only the right of the registered holders thereof to receive the cash consideration into which their 1st Financial Stock was converted at the Effective Time as provided in this Paragraph 2.04(a); provided, however, that any holders of 1st Financial Stock who have properly exercised their Dissenters' Rights shall receive cash as described in Paragraph 2.04(g) below.

(b)           Cancellation of Mountain 1st Stock. At the Effective Time, all outstanding shares of Mountain 1st Stock shall be cancelled, and no cash or other consideration shall be issued in exchange for or with respect to those shares.

(c)           Treatment of 1st Financial Stock Options. Except as otherwise provided in this Agreement, at the Effective Time each 1st Financial Stock Option, to the extent that it remains outstanding and unexercised, shall, in accordance with the terms of the 1st Financial Stock Plans, terminate and be of no further force or effect.

(d)           Exchange and Payment Procedures; Surrender of Certificates.

(i)          Prior to the Effective Time, FCB shall designate 1st Financial's stock transfer agent, Broadridge Corporate Issuer Solutions, Inc., to act as agent for FCB and the holders of the 1st Financial Stock in connection with the Merger (the “Paying Agent”) and to receive in trust from FCB the aggregate cash consideration to which all holders of 1st Financial Stock shall become entitled pursuant to Paragraph 2.04(a) (the "Merger Consideration").

(ii)         At the Effective Time, FCB shall deposit the aggregate Merger Consideration with the Paying Agent. The Merger Consideration shall be held in trust for the benefit of the holders of 1st Financial Stock and shall not be used for any other purposes; provided, however, that, pending disbursement of the Merger Consideration to 1st Financial's shareholders, FCB may direct the Paying Agent to invest such cash in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from Standard & Poor’s Corporation, in certificates of deposit of or other deposit accounts in domestic commercial banks (including FCB), in money market funds which are invested solely in the above, or in such other investment as to which FCB and the Paying Agent shall agree (collectively, the “Permitted Investments”), any of which Permitted Investments shall have a maturity that will not prevent or delay payments to be made pursuant to Paragraph 2.04(a) and this Paragraph 2.04(d). All interest, dividends or other income on the invested funds shall belong solely to FCB. If for any reason (including losses on invested funds) the funds held by the Paying Agent are inadequate to pay the amounts to which the holders of 1st Financial Stock shall be entitled under Paragraph 2.04(a), FCB shall be liable for the payment thereof.

(iii)        As promptly as practicable after the Effective Time, FCB shall cause to be mailed to each record holder, as of the Effective Time, whose shares of 1st Financial Stock were converted pursuant to Paragraph 2.04(a) into the right to receive a portion of the Merger Consideration, a letter of transmittal (in such form and having such other provisions as FCB may reasonably specify), together with instructions for effecting the surrender of 1st Financial Stock in exchange for the Merger Consideration to which that record holder has become entitled.

Upon a record holder's surrender to FCB or its Paying Agent of all certificates representing his, her or its 1st Financial Stock ("1st Financial Certificates"), together with a letter of transmittal duly executed and completed in accordance with the instructions thereto and such additional information as FCB or the Paying Agent shall reasonably request, and verification of the status and ownership of those shares by the Paying Agent in its capacity as registrar and transfer agent for 1st Financial Stock, the Paying Agent shall promptly deliver a check or, if agreed upon by the Paying Agent, make an electronic transfer, to that holder, in exchange for his, her or its 1st Financial Stock, in the aggregate amount of the Merger Consideration into and for which the holder's 1st Financial Stock has been converted and exchanged, without any interest thereon, and those 1st Financial Certificates shall be canceled. Delivery of 1st Financial Certificates shall not be considered to have been effected, and the risk of loss of a 1st Financial Certificate shall not be considered to have passed to FCB, until the 1st Financial Certificates shall have been actually delivered to FCB, or to the Paying Agent, with a properly completed letter of transmittal, in accordance with the instructions provided by FCB as provided above.

With respect to 1st Financial Stock in uncertificated book-entry form ("Uncertificated 1st Financial Stock"), upon a holder's delivery to FCB or the Paying Agent of a letter of transmittal duly executed and completed in accordance with the instructions thereto and such additional information as FCB or the Paying Agent shall reasonably request, and verification of the status and ownership of those shares by the Paying Agent in its capacity as registrar and transfer agent for 1st Financial Stock, the Paying Agent shall promptly deliver a check or, if agreed upon by the Paying Agent, make an electronic transfer, to that holder in exchange for his, her or its Uncertificated 1st Financial Stock, for the aggregate amount of the Merger Consideration into and for which the holder's Uncertificated 1st Financial Stock has been converted and exchanged, without any interest thereon, and that 1st Financial Stock shall be canceled. Constructive delivery of Uncertificated 1st Financial Stock shall not be considered to have been effected or to have passed to FCB until a properly completed letter of transmittal indicating that the holder's shares are Uncertificated 1st Financial Stock shall have been actually delivered to FCB, or to the Paying Agent, in accordance with instructions by FCB as provided above.

(iv)        At any time following the one-year anniversary of the Effective Time, FCB shall be entitled to require the Paying Agent to deliver to it any portion of the Merger Consideration (including any interest received with respect thereto) previously deposited by FCB with, but which has not been disbursed by, the Paying Agent, and, thereafter, any 1st Financial shareholders who have not yet surrendered their 1st Financial Certificates, or complied with the delivery requirements for Uncertificated 1st Financial Stock, as described in Paragraph 2.04(d)(iii) above, shall be entitled to look to FCB only as a general creditor thereof with respect to the Merger Consideration into which their 1st Financial Stock has been converted. Upon any such 1st Financial shareholder's later surrender of his, her or its 1st Financial Certificates to FCB or the Paying Agent, with a properly completed letter of transmittal, in accordance with the instructions provided by FCB, or that shareholder's compliance with the delivery requirements for Uncertificated 1st Financial Stock, in either case as described in Paragraph 2.04(d)(iii) above, FCB shall promptly deliver to that 1st Financial shareholder, in exchange for his, her or its 1st Financial Stock, a check drawn for the aggregate amount of the Merger Consideration into and for which his, her or its 1st Financial Stock has been converted and exchanged, without any interest thereon, and any 1st Financial Certificates shall be cancelled; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, neither FCB nor the Paying Agent shall be liable to any holder of 1st Financial Stock for Merger Consideration which previously has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. In no event shall any 1st Financial shareholder receive or be entitled to interest on the Merger Consideration to which he, she or it is entitled for any period before or after the Effective Time.

(e)           Lost Certificates. 1st Financial shareholders whose 1st Financial Certificates have been lost, destroyed, stolen, or are otherwise missing shall be entitled to receive the Merger Consideration to which they are entitled in accordance and upon compliance with conditions imposed by FCB pursuant to applicable law, including the requirement that the shareholders provide an affidavit with respect to the loss, destruction or theft of their 1st Financial Certificates, and an indemnification agreement and surety bond (or other indemnification satisfactory to FCB in its sole discretion) in such sum and on such terms as FCB may direct against any claims made against FCB with respect to shares of 1st Financial Stock represented by the 1st Financial Certificates claimed to have been lost, destroyed or stolen.

(f)           Antidilutive Adjustments. If, prior to the Effective Time, 1st Financial shall declare any dividend payable in shares of 1st Financial Stock or other securities or shall subdivide, split, reclassify or combine the presently outstanding shares of 1st Financial Stock, then the aggregate amount of the Merger Consideration shall remain unchanged, but an appropriate and proportionate adjustment shall be made in the amount of Merger Consideration into which each share of 1st Financial Stock will be converted at the Effective Time pursuant to this Agreement.

(g)           Dissenters. Any shareholder of 1st Financial who properly exercises Dissenters' Rights shall be entitled to receive payment of the fair value of his or her shares of 1st Financial Stock in the manner and pursuant to the procedures provided for in Article 13 of the North Carolina General Statutes. However, if any shareholder of 1st Financial who exercises Dissenters' Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her shares of 1st Financial Stock shall be deemed to have been converted into the right to receive cash as provided in Paragraph 2.04(a).

2.05           Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and Bylaws of FCB in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of FCB as the surviving entity in the Merger. The directors of FCB in office at the Effective Time shall constitute the Board of Directors of FCB as the surviving entity in the Merger and shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors. The officers of FCB in office at the Effective Time shall continue to serve in their same positions as officers of FCB as the surviving entity in the Merger until removed as provided by law or until the election or appointment of their respective successors.

2.06.           Closing; Effective Time. The consummation and closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of FCB in Raleigh, North Carolina, or at such other place as FCB shall designate, on a date specified by FCB (the "Closing Date") after satisfaction of all conditions precedent to the Merger that have not been effectively waived. At the Closing, FCB, 1st Financial and Mountain 1st shall take such actions (including without limitation the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law) as are required in this Agreement and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

Subject to the terms and conditions set forth in this Agreement, the Effective Time of the Merger shall be the date and time specified in Articles of Merger filed with the North Carolina Secretary of State in accordance with applicable law; provided, however, that the Effective Time shall in no event be more than five business days following the Closing Date.

Article III.
Representations and Warranties of
1st Financial and Mountain 1st

Except as otherwise specifically provided in this Agreement or as Previously Disclosed to FCB, 1st Financial and Mountain 1st each hereby make the following representations and warranties to FCB.

3.01.           Organization; Standing; Power.

(a)           1st Financial is duly organized and incorporated, validly existing and in good standing as a business corporation under the laws of North Carolina.

(b)           Mountain 1st is duly organized and incorporated, validly existing and in good standing as a bank under the laws of North Carolina.

(c)           Clear Focus Holdings, LLC ("Clear Focus") is duly organized, validly existing and in good standing as a limited liability company under the laws of North Carolina.

(d)           Each of the 1st Financial Companies (i) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it now is being conducted; (ii) is duly qualified to do business and is in good standing in each jurisdiction in which it owns, leases or operates properties of a character, or in which it transacts business of a nature, that makes such qualification necessary; and (iii) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder.

3.02.           Capital Stock; Equity Interests.

(a)           1st Financial's authorized capital stock consists of 35,000,000 shares of 1st Financial Common Stock, of which 5,202,385 shares are issued and outstanding, and 10,000,000 shares of 1st Financial Class B Stock, of which 16,369 shares of 1st Financial Preferred Stock, and none other, have been issued and are outstanding.

(b)           Mountain 1st's authorized capital stock consists of 20,000,000 shares of Mountain 1st Stock, of which 10,000 shares are issued and outstanding. All outstanding shares of Mountain 1st Stock are owned, beneficially and of record, by 1st Financial.

(c)           All of the outstanding membership interests in Clear Focus are owned beneficially and of record by Mountain 1st.

(d)           None of the 1st Financial Companies have any other authorized or outstanding shares of capital stock or other equity interests. Each outstanding share of 1st Financial Stock and Mountain 1st Stock, (i) has been duly authorized and is validly issued and outstanding, fully paid and nonassessable, and (ii) has not been issued in violation of the preemptive rights of any person.

3.03.           Principal Shareholders. To the Knowledge of 1st Financial, no person, entity or group directly or indirectly owns, beneficially or of record, more than 5% of the outstanding shares of 1st Financial Common Stock. All outstanding shares of 1st Financial Preferred Stock are owned by the United States Department of the Treasury.

3.04.           Subsidiaries. Clear Focus is a limited liability company that is a wholly-owned subsidiary of Mountain 1st and engages solely in the business of holding real and personal properties acquired by Mountain 1st through the foreclosure of Loans made by it. With the exception of Clear Focus, none of the 1st Financial Companies have any subsidiaries, direct or indirect; and, except for equity securities included in their investment portfolios on July 31, 2013, or as Previously Disclosed to FCB, none of them own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

3.05.           Convertible Securities, Options, Redemptions, Etc. With the exception of 1st Financial Stock Options issued under the 1st Financial Stock Plans covering an aggregate of 668,935 shares of 1st Financial Common Stock, and the 1st Financial Warrant, there are no outstanding, (a) securities or other obligations (including debentures or other debt instruments) issued by any of the 1st Financial Companies which are convertible into shares of their capital stock or any other securities or equity interests issued by any of them, (b) options, warrants, rights, calls or other commitments of any nature which obligate any of the 1st Financial Companies to issue, or entitle any person or entity to receive or acquire from any of them, any shares of their respective capital stocks or any other securities or equity interests issued by any of them, (c) plan, agreement or other arrangement pursuant to which shares of capital stock of any of the 1st Financial Companies or any other securities or equity interests issued by any of them, or options, warrants, rights, calls or other commitments of any nature pertaining to any securities of any of them, have been or may be issued by any of them, or (d) contractual obligations or other agreements of any of the 1st Financial Companies to (i) repurchase, redeem or otherwise acquire, or (ii) register under the Securities Act of 1933, as amended, any shares of their capital stock or other securities.

3.06.           Authorization and Validity of Agreement. This Agreement has been duly and validly approved by 1st Financial's and Mountain 1st's respective Boards of Directors and by 1st Financial as the sole shareholder of Mountain 1st. Subject only to approval of this Agreement by the shareholders of 1st Financial in the manner required by law and receipt of required approvals of Regulatory Authorities, (a) 1st Financial and Mountain 1st each has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described in this Agreement, (b) all corporate proceedings and approvals required to authorize 1st Financial and Mountain 1st to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained, and (c) this Agreement constitutes the valid and binding agreement of each of 1st Financial and Mountain 1st and is enforceable against each of them in accordance with its terms (except to the extent enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (ii) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (iii) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

3.07.           Validity of Transactions; Absence of Required Consents or Waivers. Subject only to approval of this Agreement by 1st Financial's shareholders in the manner required by law and receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor consummation of the transactions described herein, nor compliance by 1st Financial or Mountain 1st with any of its or their obligations or agreements contained herein, nor any action or inaction by 1st Financial or Mountain 1st required herein, will: (a) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, 1st Financial's or Mountain 1st's respective Articles of Incorporation or Bylaws, or any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation or understanding (oral or written) to which either of them is bound or the business, capital stock, properties or assets of either of them is subject; (b) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of 1st Financial or Mountain 1st; (c) violate any applicable federal or state statute, law, rule, or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; or (d) result in the acceleration of any obligation or indebtedness of 1st Financial or Mountain 1st.

No consents, approvals or waivers are required to be obtained from any person or entity in connection with 1st Financial or Mountain 1st's execution and delivery of this Agreement, or the performance of their obligations or agreements, or consummation of the transactions, described herein, except for required approvals of 1st Financial's shareholders and Regulatory Authorities.

3.08.           Books and Records. The 1st Financial Companies' respective business records, books of account, management information and data systems (a) have been maintained in compliance with all applicable legal, regulatory and accounting requirements, and such books and records are complete and reflect accurately in all material respects their respective assets and items of income and expense, and all transactions and dispositions of assets, and (b) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of 1st Financial and Mountain 1st or their independent accountants and consultants (including all means of access thereto and therefrom).

1st Financial's and Mountain 1st's respective minute books are complete and accurately reflect in all material respects all corporate actions which their respective shareholders, boards of directors, and all committees thereof, have taken during the time periods covered by such minute books.

3.09.           Reports to Regulatory Authorities.

(a)   Since January 1, 2010, each of the 1st Financial Companies has timely filed all reports, registrations and statements and other filings, together with any amendments required to be made with respect thereto, that it or they were required to file with any Regulatory Authority (collectively, the "1st Financial Reports"). Each 1st Financial Report complied in all material respects with all applicable statutes applicable thereto, and to all rules and regulations enforced or promulgated by the Regulatory Authorities with which it was filed, and, at the time it was filed (or if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of that subsequent filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           1st Financial has Previously Disclosed to FCB copies of all comment letters, written inquiries or other written requests for information received by any of the 1st Financial Companies from any Regulatory Authority since January 1, 2010, regarding any 1st Financial Report, together with their responses to such comment letters. Except as described in those comment letters, none of the 1st Financial Companies have been notified by any Regulatory Authority that any such 1st Financial Report was deficient in any material respect as to form or content or is the subject of any ongoing review or investigation (whether formal or informal, and including without limitation a voluntary document request) or unresolved comments.

(c)           1st Financial's officers who serve as its "principal executive officer" and "principal financial officer" (as those terms are defined in the SEC's rules and regulations) have made, and 1st Financial has furnished to the SEC, all certifications with respect to 1st Financial Reports filed with the SEC under the 1934 Act that were required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended ("SOX") and rules and regulations of the SEC thereunder, and those certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn. Neither 1st Financial nor any of its officers has received notice from the SEC questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

3.10.           Disclosure and Accounting Controls.

(a)           1st Financial and Mountain 1st maintain disclosure controls and procedures as required by and defined in the SEC's Rule 13a-15 under the 1934 Act which are reviewed quarterly by 1st Financial's management, including its officers who serve as its principal executive officer and principal financial officer, and which are designed to ensure that information required to be disclosed by 1st Financial in reports it files with or submits to the SEC under the 1934 Act is recorded, processed, summarized, communicated to 1st Financial's management, and reported, within the time periods specified in the SEC's rules.

(b)   1st Financial and Mountain 1st maintain internal control over financial reporting as required by and defined in the SEC's Rule 13a-15 under the 1934 Act which provides reasonable assurance regarding the reliability of 1st Financial's financial reporting and the preparation of its consolidated financial statements in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the 1st Financial Companies' transactions and dispositions of their assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, and receipts and expenditures are made only in accordance with authorizations of 1st Financial's management and Board of Directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the 1st Financial Companies' assets that could have a material effect on 1st Financial's consolidated financial statements.

(c)   Since January 1, 2013, (i) none of the 1st Financial Companies nor, to the Knowledge of 1st Financial, any of their directors, officers, employee, auditors, accountants or representatives, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any of the 1st Financial Companies or their respective disclosure controls and procedures, including without limitation any material complaint, allegation, assertion or claim that any of them has engaged in questionable accounting or auditing practices, and (ii) no attorney or auditor representing any of the 1st Financial Companies, whether or not employed by them, has reported to 1st Financial's Board of Directors or any committee thereof evidence of a material violation of securities laws, breach of fiduciary duty or similar violations by any of the 1st Financial Companies or any of their respective officers, directors, employees or agents or, to the Knowledge of 1st Financial, to any director or officer of 1st Financial.

3.11.           Consolidated Financial Statements. 1st Financial has filed electronically with the SEC or Previously Disclosed to FCB copies of the 1st Financial Audited Financial Statements and the 1st Financial Interim Financial Statements. The 1st Financial Audited Financial Statements and 1st Financial Interim Financial Statements (a) comply as to form in all material respects with the applicable published rules and regulations of Regulatory Authorities with respect thereto, (b) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (c) are in accordance with 1st Financial's and Mountain 1st's books and records, and (d) present fairly in all material respects 1st Financial's consolidated financial condition, assets and liabilities, results of operations, changes in stockholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein (except to the extent that the 1st Financial Interim Financial Statements are subject to normal and recurring year-end adjustments that are not expected to be material in amount or effect, except as indicated in such interim financial statements or notes thereto). The 1st Financial Audited Financial Statements have been audited by Elliott Davis, PLLC, which serves as 1st Financial's independent registered public accounting firm, as evidenced by that firm's report included therein.

None of the 1st Financial Companies is a party, or has any commitment to become a party, to any joint venture, partnership agreement or similar contract (including any contract relating to any transaction, arrangement or relationship between or among any of the 1st Financial Companies and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or other person or entity, where the purpose or effect of any such arrangement is to avoid inclusion or disclosure of any material transaction involving any of the 1st Financial Companies in 1st Financial's consolidated financial statements.

3.12.           Tax Matters.

(a)           For purposes of this Paragraph 3.12, the following definitions shall apply:

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Tax” or “Taxes” means any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authority or political subdivision, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other person or entity (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a governmental authority with respect to Taxes.

(b)           Each of the 1st Financial Companies has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns (including all amendments, if any) were correct and complete in all material respects. All Taxes due and owing by any of the 1st Financial Companies (whether or not shown on any Tax Return) have been fully and timely paid, and none of the 1st Financial Companies is the beneficiary of any extension of time within which to file any Tax Return which has not been filed. No claim has ever been made by an authority in a jurisdiction where any of the 1st Financial Companies does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the 1st Financial Companies.

(c)           Each of the 1st Financial Companies has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)           1st Financial has Previously Disclosed to FCB a list of all federal, state, local, and foreign income Tax Returns filed with respect to any of the 1st Financial Companies that are, to the Knowledge of 1st Financial, the subject of an ongoing audit. Each of the 1st Financial Companies has disclosed on its respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662, and none of the 1st Financial Companies, nor any director or officer (or employee responsible for Tax matters) of any of them, expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. To the Knowledge of 1st Financial, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any of the 1st Financial Companies, and none of the 1st Financial Companies has received from any foreign, federal, state, or local taxing authority (including jurisdictions where they have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any of the 1st Financial Companies.

(e)           None of the 1st Financial Companies has (i) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (ii) been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii), or (iii) any liability for the Taxes of any person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)           The aggregate unpaid Taxes of the 1st Financial Companies (i) did not, as of the most recent fiscal quarter end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the statement of financial condition included in the 1st Financial Interim Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the 1st Financial Companies in filing their Tax Returns. Since the date of the statement of financial condition included in the 1st Financial Interim Financial Statements, none of the 1st Financial Companies has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g)           None of the 1st Financial Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)           change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B)           “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(C)           installment sale or open transaction disposition made on or prior to the Closing Date; or

(D)           prepaid amount received on or prior to the Closing Date.

(h)           None of the 1st Financial Companies has distributed stock of another person or entity, or has had its stock distributed by another person or entity, in a transaction that was purported or intended to be governed in whole or in part by Code §355.

(i)           Each of the 1st Financial Companies currently is an accrual basis taxpayer.

3.13.          Absence of Changes or Certain Other Events.

(a)           Since June 30, 2013, each of the 1st Financial Companies has conducted its business only in the ordinary course, and there has been no 1st Financial Material Change, and, to the Knowledge of 1st Financial, there has occurred no event or development, and there currently exists no condition or circumstance, which, individually or in the aggregate, and with the lapse of time or otherwise, may or could cause, create or result in a 1st Financial Material Change.

(b)           Since June 30, 2013, and except as described in Paragraph 3.14 below, none of the 1st Financial Companies has incurred any material liability, engaged in any material transaction, increased the salaries, compensation or general benefits payable or provided to its employees (with the exception of routine increases in the salaries of employees effected by Mountain 1st at such times and in such amounts as is consistent with its past practices and its salary administration and review policies and procedures in effect prior to January 1, 2013), suffered any material loss, destruction, or damage to any of its properties or assets, or made a material acquisition or, except for the sale of other real estate owned, disposition of any assets, or entered into any material contract or lease.

3.14.           Absence of Undisclosed Liabilities. Except as reflected in the 1st Financial Interim Financial Statements, none of the 1st Financial Companies has any material liability or obligation, whether matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (a) increases in Mountain 1st's deposit accounts in the ordinary course of its business since June 30, 2013, or (b) unfunded commitments to make, issue or extend Loans entered into in the ordinary course of Mountain 1st's business and in accordance with its normal lending policies and practices and which, either individually or in the aggregate, do not exceed the lesser of amounts which are consistent with Mountain 1st's lending practices prior to the date of this Agreement or the maximum amounts permitted by applicable banking regulations.

3.15.           Compliance with Existing Obligations. Each of the 1st Financial Companies has performed in all material respects all obligations required to be performed by it under, and none of them are in default in any material respect under, or in violation in any material respect of, the terms and conditions of its Articles of Incorporation, Bylaws and/or any contract, agreement, lease, mortgage, note, bond, indenture, license, commitment, obligation, understanding or other undertaking (whether oral or written) to which it is a party or bound, by which its business, operations, capital stock, properties or assets are subject or affected, or under which it or its property receives benefits; and, no event has occurred which, with the lapse of time or giving of notice, or otherwise, would constitute such a default or violation.

3.16.           Litigation and Compliance with Law.

(a)           There are no actions, suits, arbitrations, controversies or other proceedings or investigations or, to the Knowledge of 1st Financial, any facts or circumstances which reasonably could be expected to result in such, including without limitation any such action by any Regulatory Authority, which currently exist or are ongoing, pending or, to the Knowledge of 1st Financial, threatened, contemplated or probable of assertion, against any of the 1st Financial Companies or any person in his or her capacity as a director or officer of any of the 1st Financial Companies, or any of their respective properties or assets, or otherwise relating to or affecting any of the 1st Financial Companies or their respective businesses or assets.

(b)           Each of the 1st Financial Companies has all licenses, permits, orders, and authorizations or approvals ("Permits") of all Regulatory Authorities and all other federal, state, local or foreign governmental or regulatory agencies, that are required by law or regulation and that are material to or necessary for the conduct of its business as it currently is conducted, or for it to own, lease and operate its properties as they currently are operated. All such Permits are in full force and effect, no violations have occurred with respect to any such Permits, and no proceeding is pending or, to the Knowledge of 1st Financial, threatened or probable of assertion, to suspend, cancel, revoke or limit any Permit, except in cases in which the failure to obtain or maintain in force any such Permit, or the violation thereof, will not have a 1st Financial Material Effect.

(c)           None of the 1st Financial Companies is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any Regulatory Authority relating to its financial condition, directors or officers, employees, operations, capital, public disclosure and reporting, regulatory compliance or any other matter ("Regulatory Directive"), and there are no judgments, orders, stipulations, injunctions, decrees or awards against any of the 1st Financial Companies which limit, restrict, regulate, enjoin or prohibit in any material respect any present or past business or practice ("Orders"). To the Knowledge of 1st Financial, no Regulatory Authority or any court is contemplating, threatening or requesting the issuance of any such Regulatory Directive or Order.

(d)   None of the 1st Financial Companies is in violation or default in any material respect under, and each of them has complied in all material respects with, all laws, statutes, ordinances, rules, and regulations, and all orders, writs, injunctions or decrees of any Regulatory Authority. No person or authority has asserted a claim, and, to the Knowledge of 1st Financial, there is no reasonable basis for any claim by any person or authority, for compensation, reimbursement, damages or other penalties or relief for any violations or default in any material respect under any laws, statutes, ordinances, rules, or regulations, or any orders, writs, injunctions or decrees of any Regulatory Authority.

(e)   Other than as required by (and in conformity with) applicable law, since January 1, 2010, none of the 1st Financial Companies has acted as a fiduciary for any person, or administered any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

3.17.           Real Properties.

1st Financial has Previously Disclosed to FCB a list of all parcels of 1st Financial Real Property (each, including all improvements thereon or thereto, a "Parcel"), together with true and complete copies of all deeds, surveys and title insurance policies with respect to Parcels owned by any of the 1st Financial Companies, and lease agreements ("Lease Agreements") pertaining to Parcels in which any of the 1st Financial Companies has a leasehold interest.

(a)           With respect to each Parcel owned by any of the 1st Financial Companies, that company has good and marketable fee simple title to that Parcel and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially and adversely affect the economic value or marketability of the Parcel or materially detract from, interfere with, or restrict the present or future use of that Parcel for the purposes for which it currently is used.

(b)           With respect to each Parcel in which any of the 1st Financial Companies holds a leasehold interest pursuant to a Lease Agreement, (i) that company has unconditionally accepted occupancy of and currently is occupying the Parcel; (ii) the lease term, commencement date, expiration date, renewal terms, and current rent applicable to the Parcel is as set forth in the Lease Agreement; (iii) the Lease Agreement is in full force and effect and has not been modified or amended except as Previously Disclosed to FCB; (iv) the terms and conditions of the Lease Agreement will continue without modification notwithstanding the Merger, (v) the Merger will not constitute a transfer or assignment in violation of any term or condition of the Lease Agreement, require the approval or consent of the landlord under the Lease Agreement, or prevent the exercise of, or result in the loss of, any right or option to renew or extend the Lease Agreement or to purchase that Parcel; (vi) the company that is the lessee has performed all of its obligations (including the payment of rent) under the Lease Agreement, and no event of default by it exists or has occurred under the Lease Agreement (including without limitation any default that would prevent the exercise of, or result in the loss of, any right or option to renew or extend the Lease Agreement or to purchase that Parcel); and (vii) to the Knowledge of 1st Financial, the lessor of that Parcel has performed all of the lessor's obligations under the Lease Agreement, and no event of default by the lessor exists or has occurred under the Lease Agreement.

(c)           Each Parcel upon which Mountain 1st’s banking offices are situated, or which otherwise are used by any of the 1st Financial Companies in conjunction with their respective businesses, complies in all material respects with all applicable federal, state and local laws, regulations, ordinances, or orders of any governmental or regulatory authority, including without limitation those relating to zoning, building and use permits, and the Americans with Disabilities Act.

(d)           The Parcels upon which Mountain 1st's banking offices are situated, or which otherwise are used by any of the 1st Financial Companies in conjunction with its respective business, may, under applicable zoning ordinances, be used for the purposes for which they currently are used as a matter of right rather than by grant of variance or as a conditional or nonconforming use.

(e)           With respect to each Parcel that currently is used by any of the 1st Financial Companies as an office, (i) all improvements and fixtures included in or on that Parcel are in satisfactory condition and repair and performing the functions and operations for which they were designed, ordinary wear and tear excepted, and (ii) there does not exist any condition which materially and adversely affects the economic value or marketability of that Parcel or materially detracts from, interferes with, or restricts that Parcel's present or future use or those improvements and fixtures for the purposes for which they currently are used.

3.18.           Loans, Accounts, Notes and Other Receivables

(a)           All Loans and Sold Loans (i) have resulted from bona fide business transactions in the ordinary course of their respective operations, (ii) were made in all material respects in accordance with their standard practices and procedures and all state and federal laws and regulations applicable thereto (including consumer protection and fair lending laws and regulations) and, in the case of Sold Loans, all requirements of any purchaser, investor, government agency or other person which purchased or guaranteed the Loan, and (iii) in the case of Loans, are owned by them free and clear of all liens, encumbrances, assignments, repurchase agreements or other exceptions to title, or the ownership or collection rights of any other person or entity, except for liens granted to the Federal Home Loan Bank of Atlanta to secure advances to Mountain 1st in the ordinary course of its business.

(b)           All records of the 1st Financial Companies regarding all outstanding Loans and Sold Loans, all 1st Financial Real Property acquired through foreclosure or a deed in lieu of foreclosure, and collateral for Loans and Sold Loans, are accurate in all material respects, and each Loan which their Loan documentation indicates is secured by any real or personal property or property rights ("Loan Collateral") is secured by valid, perfected and enforceable liens, assignments or other security interests on all such Loan Collateral to the extent indicated and having the priority described in their records of such Loan.

(c)           Each Loan and Sold Loan, and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon (subject to the application of general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws), and no defense, offset or counterclaim has been asserted with respect to any such Loan or guaranty; provided, however, that the foregoing representations and warranties in this Paragraph 3.18(c) relating to Sold Loans and guarantees therefor are limited as to the Knowledge of 1st Financial.

(d)           with respect to Loans as of June 30, 2013, 1st Financial has Previously Disclosed to FCB written listings reflecting:

(i)        each Loan which was carried in a nonaccrual status or classified by any Regulatory Authority, or by 1st Financial or Mountain 1st itself, as "Loss," "Doubtful," "Substandard" or "Special Mention" (or otherwise by words of similar import), or which they otherwise have designated as a special asset, a "potential problem loan," or for special handling, or have placed on any "watch list" or similar internal list because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor or otherwise;

(ii)       each Loan which was past due more than 30 days as to the payment of principal and/or interest;

(iii)      each Loan, other than those included in the Loans Previously Disclosed to FCB pursuant to (i) or (ii) above, as to which any obligor (including the borrower or any guarantor) otherwise was in default, was, to the Knowledge of 1st Financial, the subject of a proceeding in bankruptcy, or on which any obligor has indicated any inability or intention not to repay such loan in accordance with its terms;

(iv)       each Loan which had been held for resale for as much or more than 30 days but not sold;

(v)         each Loan currently outstanding, directly or indirectly, to or guaranteed by any current officer or current director of any of the 1st Financial Companies, or to any entity controlled by any such current officer or current director, together with any such Loan as to which there has been any default, forgiveness, restructuring or waiver of any terms since January 1, 2010.

(e)           with respect to Sold Loans, 1st Financial has Previously Disclosed to FCB written listings reflecting:

(i)         each Loan on the balance sheet that has been repurchased from investors;

(ii)       each Sold Loan which is in the process of being repurchased or which any of the 1st Financial Companies have been requested to repurchase by any investor or other purchaser;

(iii)      each Sold Loan that any of the 1st Financial Companies have identified as having a risk of repurchase from any investor;

(iv)       each Sold Loan as to which any investor or other purchaser has requested indemnification from any of the 1st Financial Companies, or as to which there is any outstanding mortgage insurance claim, together with a statement as to whether any of the 1st Financial Companies have agreed to or rejected the indemnification request, and, in the case of each Sold Loan as to which any of the 1st Financial Companies have agreed to a request for indemnification, a description of the terms of that indemnification.

(f)           With the exception of those Loans Previously Disclosed to FCB as described in Paragraphs 3.18(d) and (e) above, to the Knowledge of 1st Financial, each of the Loans, and each Sold Loan as to which the investor or other purchaser has recourse against any of the 1st Financial Companies in the event of default or nonpayment, is collectible in the ordinary course of the 1st Financial Companies' business, or the business of the investor or other purchaser that purchased the Sold Loan, in an amount which is not less than the amount at which it is carried on their books or should be carried in accordance with GAAP on their books and records.

(g)           The 1st Financial Companies' reserve for possible Loan losses (the "Loan Loss Reserve") has been established in conformity with GAAP, sound banking practices and all applicable rules, requirements and policies of Regulatory Authorities and, in the best judgment of management and the Boards of Directors of 1st Financial and Mountain 1st, is reasonable in view of the size and character of the 1st Financial Companies' Loan portfolio, current economic conditions and other relevant factors, and is adequate in all material respects to provide for losses relating to or the risk of loss inherent in their Loan portfolio, foreclosed Real Property owned by them, and potential losses related to Loans previously sold by Mountain 1st and current and future repurchases of Sold Loans.

3.19.           Securities Portfolio and Investments. 1st Financial has Previously Disclosed to FCB a listing of all securities owned, of record or beneficially, by any of the 1st Financial Companies as of July 31, 2013. All securities owned, of record or beneficially, by any of the 1st Financial Companies as of the date hereof are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory (other than pledges to the Federal Home Loan Bank of Atlanta to secure advances to Mountain 1st in the ordinary course of its business, and customary pledges to secure public funds deposits, and sales of securities under agreements to repurchase, entered into by Mountain 1st in the ordinary course of its business with its customers, and restrictions imposed by and the rights of the issuers of such securities), which would materially impair the ability of any of the 1st Financial Companies to dispose freely of any such security and/or otherwise to realize the benefits of ownership at any time. There are no voting trusts or other agreements or undertakings to which any of the 1st Financial Companies is a party with respect to the voting of any such securities. With respect to all repurchase agreements under which 1st Financial or Mountain 1st has "purchased" securities under agreement to resell, it has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to it which is secured by such collateral.

Since July 31, 2013, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of the 1st Financial Companies securities portfolios as a whole.

3.20.           Personal Property and Other Assets. All banking equipment, data processing equipment, vehicles, and other personal property used by either 1st Financial or Mountain 1st and material to the operation of its business are owned by it free and clear of all liens, encumbrances, leases, title defects or exceptions to title. To the Knowledge of 1st Financial, all personal property material to the business of each of the 1st Financial Companies is in good operating condition and repair, ordinary wear and tear excepted.

3.21.           Intellectual Property; Privacy Matters.

(a)           1st Financial has Previously Disclosed to FCB and provided it with copies of any and all licenses, contracts, or other agreements relating to the ownership and/or use of any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information or intellectual property used in, or necessary to conduct, their businesses as now conducted ("Intellectual Property").

(b)           The 1st Financial Companies own, possess or have the right to use, and to assign their use of, their respective corporate names and Intellectual Property, free and clear of any and all pledges, claims, security interests, obligations, liens, or other encumbrances that would restrict the ability of FCB to use, license, transfer, assign, exploit, assert, or enforce its newly acquired rights in the Intellectual Property. None of the Intellectual Property, or the 1st Financial Companies' use thereof, violates, infringes, or is in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity. No person or entity has asserted a claim against any of the 1st Financial Companies, or provided any of them with any notice of a claim or potential claim, involving their Intellectual Property or their use thereof and, to the Knowledge of 1st Financial, no such claim is threatened or contemplated.

(c)           The 1st Financial Companies are the sole owners or, in the case of participated Loans, co-owners with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to their respective customers, former customers and prospective customers that will be transferred to FCB pursuant to the Merger and other transactions contemplated hereby. For purposes of this Paragraph 3.21, “IIPI” shall include any information relating to an identified or identifiable natural person. To the Knowledge of 1st Financial, no facts or circumstances exist, which would cause the collection and use of such IIPI by any of the 1st Financial Companies, the transfer of such IIPI to FCB, and the use of such IIPI by FCB as contemplated by this Agreement not to comply with all applicable privacy policies, the Fair Credit Reporting Act of 1970, as amended (the “Fair Credit Reporting Act”), the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”) and all other applicable state, federal and foreign privacy laws, and any contract or industry standard relating to privacy. In accordance with the requirements of the Gramm-Leach-Bliley Act, and the regulations promulgated thereunder, Mountain 1st (i) maintains the security and confidentiality of customer records and information; (ii) protects against any anticipated threats or hazards to the security or integrity of such records; and (iii) protects against unauthorized access to or use of such records or information, which could result in substantial harm or inconvenience to any customer.

3.22.           Environmental Matters.

(a)           As used in this Agreement, "Environmental Laws" means: (i) all federal, state, and local statutes, regulations and ordinances, (ii) all common law, and (iii) all orders, decrees, and similar provisions having the force or effect of law and to which any of the 1st Financial Companies are subject, which, in the case of any of the above, concern or relate to pollution or protection of the environment, standards of conduct and bases of obligations or liability, in either case relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, removal, clean-up or remediation of any "Hazardous Substances" (as defined below), public or worker health and safety, wetlands protection, drainage or storm water management, noise, odor, or indoor air pollution.

"Hazardous Substance" means any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, classified or regulated as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Laws, whether by type or quantity, including without limitation pesticides, pollutants, contaminants, toxic chemicals, oil or other petroleum products or byproducts, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether, or radioactive material.

(b)           1st Financial has Previously Disclosed to FCB all written reports, correspondence, notices or other information or materials, if any, in its possession pertaining to environmental surveys or assessments of the 1st Financial Real Property and any improvements thereon, the presence of any Hazardous Substance on any of the 1st Financial Real Property, or any violation or alleged violation of Environmental Laws on, affecting or otherwise involving the 1st Financial Real Property or involving any of the 1st Financial Companies.

(c)           To the Knowledge of 1st Financial, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, distribution, labeling, reporting, testing, processing, discharge, release, threatened release or control of any Hazardous Substances (excluding any such substance used, generated, stored, disposed of or otherwise handled in the ordinary course of 1st Financial's or Mountain 1st's business for purposes of office cleaning, maintenance or operation, in quantities normally needed for those purposes, and in compliance with all applicable Environmental Laws, or any such substances that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata on any of the 1st Financial Real Property) by any person on or from any of the 1st Financial Real Property which constitutes a violation of any Environmental Laws, and there has been no removal, clean-up or remediation of any Hazardous Substance from, on or relating to any of the 1st Financial Real Property.

(d)           None of the 1st Financial Companies has violated any Environmental Laws relating to any of the 1st Financial Real Property, and, to the Knowledge of 1st Financial, there has been no violation of any Environmental Laws relating to any of the 1st Financial Real Property by any other person or entity for whose liability or obligation with respect to any particular matter or violation for which any of the 1st Financial Companies is or may be responsible or liable.

(e)           None of the 1st Financial Companies is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances by any person or entity on, from or relating to any of the 1st Financial Real Property.

(f)           To the Knowledge of 1st Financial, no facts, events or conditions relating to any of the 1st Financial Real Property, or the operations of any of the 1st Financial Companies at any of their office locations, will prevent, hinder or limit continued compliance with Environmental Laws or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

(g)           To the Knowledge of 1st Financial, (i) there has been no violation of any Environmental Laws with respect to any Loan Collateral by any person or entity for whose liability or obligation with respect to such violation any of the 1st Financial Companies is responsible or liable or with respect to which it could become responsible or liable in the future (including as the purchaser of that Loan Collateral in foreclosure), (ii) none of the 1st Financial Companies is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances by any person or entity on, from or relating to any Loan Collateral, and (iii) there are no facts, events or conditions relating to any Loan Collateral that will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities pursuant to Environmental Laws.

3.23.           Absence of Brokerage or Finders Commissions. 1st Financial has Previously Disclosed to FCB a copy of its consulting or financial advisory agreement with Sandler O'Neill & Partners, L.P. ("Sandler") containing all terms pertaining to services that firm will provide to 1st Financial, and all fees or other compensation payable by 1st Financial to that firm, in connection with this Agreement and the Merger. Except for 1st Financial's engagement of Sandler (a) all negotiations relative to this Agreement and the transactions described herein have been carried on by 1st Financial directly (or through its legal counsel) with FCB, and no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, 1st Financial or Mountain 1st or their respective Boards of Directors as a broker, finder or agent, or has performed similar functions, or otherwise is or may be entitled to receive or claim a brokerage fee or other commission or compensation, in connection with or as a result of the transactions described herein, and (b) none of the 1st Financial Companies has agreed, or has any obligation, to pay any brokerage fee or other commission, fee or other compensation to any person or entity in connection with or as a result of the transactions described herein.

3.24.           Material Contracts. Other than Lease Agreements Previously Disclosed to FCB pursuant to Paragraph 3.17, and Employment Contracts and Plans Previously Disclosed to FCB pursuant to Paragraph 3.26, and with the exception of outstanding Loans made and deposit accounts held by Mountain 1st in the ordinary course of its business, none of the 1st Financial Companies is a party to or bound by any agreement (a) involving money or other property in an amount or with a value, or calling for aggregate payments by any of the 1st Financial Companies over the remaining term of the agreement, in excess of $50,000, and under which agreement full performance and payment was not completed on or before June 30, 2013, (b) which calls for the future or continuing provision of goods or services and which cannot be terminated by it without material penalty upon not more than 30 days' notice to the other party thereto, (c) which otherwise is material to it and was not entered into in the ordinary course of its business, (d) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (e) which commits any of the 1st Financial Companies to make, issue or extend any Loan, other than commitments for Loans by Mountain 1st in amounts and on terms that are consistent with the amounts and terms of Loans made by Mountain 1st in the ordinary course of its business, (f) which involves a proposed or pending sale of any assets of any of the 1st Financial Companies which currently are used in and material to the operation of their business, (g) which involves any proposed or pending purchase or sale of real property in any amount, or a proposed or pending purchase or sale of any other assets in the amount of more than $50,000 in the case of any single transaction or $250,000 in the case of all such transactions, (h) which involves a proposed or pending purchase, sale, issuance, redemption or transfer of any 1st Financial Stock or other securities, or (i) with any current director, current officer or principal shareholder of 1st Financial or Mountain 1st.

3.25.           Employment Matters; Employee Relations. Each of the 1st Financial Companies (a) has paid in full to, or accrued in accordance with GAAP on behalf of, all its directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement, and all vacation pay, sick pay, severance pay, overtime pay and other amounts for which it is obligated under applicable law or its existing agreements, benefit plans, policies or practices, and (b) is in compliance with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, wages and hours and other compensation matters, and no person has made any claim that any of the 1st Financial Companies is liable in any amount for any arrearage in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

There is no action, suit or proceeding by any person pending or, to the Knowledge of 1st Financial, threatened against any of the 1st Financial Companies (or any of their officers, directors or employees), involving employment discrimination, sexual harassment, wrongful discharge or other claims involving their employment practices, and, to the Knowledge of 1st Financial, no facts or circumstances exist which reasonably could be expected to result in such.

None of the 1st Financial Companies is a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or, to the Knowledge of 1st Financial, threatened labor dispute, work stoppage or strike involving any of the 1st Financial Companies and any of their employees, or any pending or, to the Knowledge of 1st Financial, threatened proceeding in which it is asserted that any of the 1st Financial Companies has committed an unfair labor practice; and to the Knowledge of 1st Financial, there is no activity involving any of the 1st Financial Companies or any of their employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

3.26.           Employment Agreements; Employee Benefit Plans.

(a)           For purposes of this Agreement, the following definitions shall apply:

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“COBRA” means the provisions of Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA.

“HIPAA” means the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996.

(b)           1st Financial has Previously Disclosed to FCB a true and complete list of: (i) all employment, change in control and severance contracts (collectively, the "Employment Contracts"), (ii) all bonus, commission, incentive compensation, deferred compensation, pension, retirement, salary continuation, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation rights, and stock option plans (including a listing of all outstanding 1st Financial Stock Options and 1st Financial Stock Awards); (iii) all medical, dental, health, and life insurance plans; (iv) all vacation, sickness and other leave plans; (v) all disability and death benefit plans; and (vi) all other employee benefit plans, contracts, or other compensatory plans, agreements or arrangements or any type (including any other stock-based plan or arrangements), in each case which are maintained or contributed to by any of the 1st Financial Companies for the benefit of any of its current or former officers, employees, contractors or directors or any of their beneficiaries, or for which any of the 1st Financial Companies may have any liability (collectively, with the exception of the Employment Contracts, the "Plans"). There are no other entities or other trades or businesses that can or should be treated as a single employer, together with any of the 1st Financial Companies, with respect to any Plan under Section 414 of the Code. All reports and returns with respect to the Plans (and any Plans previously maintained by any of the 1st Financial Companies) required to be filed with any governmental department, agency, service or other authority, including without limitation Internal Revenue Service Form 5500 ("Annual Report") or the one-time filing with the United States Department of Labor (the "DOL") in lieu of such Annual Report, or distributed to participants and their beneficiaries, have been properly and timely filed or distributed.

(c)           All Employment Contracts and Plans currently are, and at all times have been, in compliance with all material provisions and requirements of applicable law, including the Code and ERISA. There is no pending or threatened litigation relating to any Employment Contract or Plan. None of the 1st Financial Companies have engaged in a transaction with respect to any Plan that could subject it, any of them or their directors or employees or any Plan to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) or (l) of ERISA.

(d)           All Plans which are intended to be plans qualified under Section 401(a) of the Code ("Retirement Plans"), are qualified under the provisions of Section 401(a) of the Code, the trusts under the Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination or opinion letters have been issued and may be relied upon, or have been applied for, with respect to each such qualification and exemption, including determination letters covering the current terms and provisions of the Retirement Plans unless the time period for applying for any such determination or opinion letters covering the current terms and provisions of the Retirement Plans has not yet expired. To the Knowledge of 1st Financial, there is no reason why any such determination letter will or should be revoked or not be issued or reissued. There are no issues relating to said qualification or exemption of the Retirement Plans pending or, to the Knowledge of 1st Financial, threatened before the IRS, the DOL, the Pension Benefit Guaranty Corporation or any court. There are no claims, issues or disputes with respect to any of the Employment Contracts or Plans or the administration thereof currently existing between any of the 1st Financial Companies, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of any of the 1st Financial Companies or beneficiary of any such employee, or any other person or entity (other than claims for benefits in the ordinary course).

(e)           All contributions, premiums or payments required to be made pursuant to the terms of each of the Employment Contracts and Plans have been timely made. All such contributions were fully deductible and not subject to excise taxes under the Code.

(f)           There are no restrictions on the rights of any of the 1st Financial Companies to amend or terminate unilaterally any Plan with respect to prospective benefit accruals without incurring any liability thereunder (other than normal administrative expenses). Termination or liquidation of any Plan or any of the investments or insurance contracts relating to any Plan will not result in any material sales charge, surrender fee, interest rate adjustment or similar expense. Neither the execution and delivery of this Agreement nor the consummation of the transactions described herein (either alone or in combination with another event) will, except as otherwise specifically provided in this Agreement or as Previously Disclosed to FCB, (i) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, "golden parachute" or "change in control" payment, or otherwise) becoming due under any Employment Contract, Plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any Employment Contract, Plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g)           With respect to each Employment Contract and Plan, no event has occurred, and, to the Knowledge of 1st Financial, there exists no condition or set of circumstances, in connection with which any of the 1st Financial Companies could, directly or indirectly, be subject to any liability under ERISA, the Code or any other applicable law, except for liability for benefit claims and funding obligations payable in the ordinary course and consistent with the terms of the Plan.

(h)           None of the 1st Financial Companies currently sponsors or maintains, and none of them have ever sponsored or maintained or been liable with respect to, any employee benefit plan that is or was (A) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (B) a multiemployer plan as defined in Code Section 414(f) or ERISA Sections 3(37) or 4001(a)(31), (C) a multiple employer plan within the meaning of Code Section 413(c) or ERISA Sections 4063, 4064 or 4066 or (D) a multiemployer welfare arrangement within the meaning of ERISA Section 3(40).

(i)           Each Plan that is a “group health plan” has been operated at all times in compliance in all material respects with the provisions of COBRA, HIPAA and other applicable law and any similar state laws. None of the Employment Contracts or Plans provide for medical, life or other welfare benefits to employees, contractors or directors beyond their retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee, contractor, director or their beneficiaries).

(j)           To the Knowledge of 1st Financial, no fiduciary of any Plan maintained by any of the 1st Financial Companies has any liability for any breach of fiduciary duty or any other failure to act or comply in connection with the administration or investments of the assets of any such Plan.

(k)           For purposes of the Employment Contracts and Plans, each person has been properly classified and treated as an employee or independent contractor for all applicable purposes.

(l)           (i) Each Employment Contract and Plan that is a “deferred compensation plan” within the meaning of Code Section 409A, including each award thereunder, has been operated since its date of inception in good faith compliance with the application provisions of Code Section 409A and all regulations and guidance issued thereunder (collectively, "Section 409A") and, since January 1, 2009, has been in documentary compliance with the applicable provisions of Section 409A; (ii) none of the 1st Financial Companies have been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A or have any indemnity or gross-up obligation for any Taxes, interest or penalty imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Employment Contract or Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Employment Contract or Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1 (a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Plan to Section 409A.

(m)           No payments or benefits provided for in any of the Employment Contracts or Plans to be or become payable or provided to any officer or employee of any of the 1st Financial Companies as a result of or following the Merger is or will be prohibited by any Regulatory Authority or pursuant to any applicable law or regulation, including the Federal Deposit Insurance Act or any regulation promulgated thereunder, or the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and regulations promulgated thereunder.

3.27.           Insurance. 1st Financial has Previously Disclosed to FCB a listing of each blanket bond and liability, property and casualty, workers' compensation and employer liability, life, directors' and officers' liability, errors and omissions, or other insurance policy in effect as of the date of this Agreement which is maintained by or insures any of the 1st Financial Companies (the "Policies"). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as the 1st Financial Companies are required by applicable law or regulation to maintain; and, in the reasonable opinion of management of 1st Financial, the insurance coverage provided under the Policies is reasonable and adequate in all respects for the respective 1st Financial Companies. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms (subject to general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium or similar laws), and is underwritten by an insurer qualified to issue those policies in North Carolina; and, the 1st Financial Companies have complied in all material respects with requirements (including the giving of required notices) under each such Policy in order to preserve all rights thereunder with respect to all matters. None of the 1st Financial Companies are in default under the provisions of, and none of them have received notice of cancellation or nonrenewal of or any premium increase on, or failed to pay any premium on, any Policy, and there has not been any material inaccuracy in any application for any Policy which would give the insurer a valid defense against paying a claim under that Policy. There are no pending claims with respect to any Policy, and, to the Knowledge of 1st Financial, there currently are no conditions, and there has occurred no event, that is reasonably likely to form the basis for any such claim.

3.28.           Insurance of Deposits. All deposits of Mountain 1st are insured by the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from Mountain 1st to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the Knowledge of 1st Financial, are contemplated by the FDIC or otherwise to terminate such insurance.

3.29.           Indemnification Obligations. Except to the extent provided by their respective Articles of Incorporation or Bylaws in effect on the date of this Agreement or in a contract or agreement Previously Disclosed to FCB, or as otherwise required by applicable law, none of the 1st Financial Companies have any obligation to indemnify or hold harmless any of their current or former directors, officers, employees or shareholders or any other person, against or from any costs or expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative. No claim, demand or request for payment of indemnification has been made or currently is pending or, to the Knowledge of 1st Financial, threatened, against or with respect to any of the 1st Financial Companies, and, to the Knowledge of 1st Financial, no facts or circumstances exist which reasonably could be expected to result in such.

3.30.           Bank Secrecy Act; Patriot Act; Money Laundering. To the Knowledge of 1st Financial, no facts or circumstances exist which would cause any of the 1st Financial Companies to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended and its implementing regulations (31 C.F.R. Part 103) (the “Bank Secrecy Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder (the “Patriot Act”), any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Board of Directors of Mountain 1st has adopted and Mountain 1st has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act.

3.31.           CRA and Lending Compliance. None of the 1st Financial Companies has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder ("CRA") or any "fair lending," equal credit opportunity, or other consumer protection laws or regulations applicable to Mountain 1st's lending activities. Mountain 1st's most recent examination rating under the CRA was “satisfactory” or better and, to the Knowledge of 1st Financial, there are no fact or circumstance, or set of facts or circumstances, which would be reasonably likely to cause Mountain 1st to receive any notice of non-compliance with such provisions of CRA or the other laws or regulations described above, or to cause its CRA rating to decrease below the “satisfactory” level.

3.32.           Obstacles to Regulatory Approval. To the Knowledge of 1st Financial, as of the date of this Agreement, there exists no fact or condition (including without limitation Mountain 1st's record of compliance with the Community Reinvestment Act) pertaining to any of the 1st Financial Companies or their business or operations that may reasonably be expected to prevent or materially impede or delay 1st Financial, Mountain 1st or FCB from obtaining all approvals of Regulatory Authorities required in order to consummate the transactions described in this Agreement.

Article IV.
Representations and Warranties of FCB

Except as otherwise specifically described in this Agreement or as Previously Disclosed to 1st Financial, FCB hereby makes the following representations and warranties to 1st Financial and Mountain 1st.

4.01.           Organization; Standing; Power. FCB:

(a) is duly organized and incorporated, validly existing and in good standing as a bank under the laws of North Carolina;

(b) has all requisite power and authority (corporate and other) to own its properties and conduct its business as it now is being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns, leases or otherwise operates properties of a character, or it transacts business of a nature, that makes such qualification necessary, except where failure to qualify would not have a material adverse effect on BancShares' consolidated financial condition or results of operations.

4.02.           Authorization and Validity of Agreement. This Agreement has been duly and validly approved by FCB's Board of Directors. Subject only to receipt of required approvals of Regulatory Authorities, (a) FCB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (b) all corporate proceedings required to be taken to authorize FCB to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly taken, and (c) this Agreement constitutes the valid and binding agreement of FCB and is enforceable in accordance with its terms (except to the extent enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (ii) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (iii) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

4.03.           Validity of Transactions; Absence of Required Consents or Waivers. Subject to receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by FCB with any of its obligations or agreements contained herein, will conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, FCB's Articles of Incorporation or Bylaws, or, except where the same could not reasonably be expected to cause FCB to be unable to consummate the Merger, (a) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which FCB is bound or by which it, or its businesses, capital stock, properties or assets may be affected, (b) result in the creation or imposition of any material lien, claim, interest, charge, restriction or encumbrance upon any of FCB's properties or assets, (c) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body, or (d) result in the acceleration of any material obligation or indebtedness of FCB.

No consents, approvals or waivers are required to be obtained from any person or entity in connection with FCB's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Regulatory Authorities described in Paragraph 7.01.

4.04.           Financing. FCB has sufficient cash reserves, or has access to sufficient cash, with which to finance the transactions described herein.

4.05.           Obstacles to Regulatory Approval. To the Knowledge of FCB, as of the date of this Agreement, no fact or condition (including without limitation FCB's record of compliance with the Community Reinvestment Act) pertaining to FCB or its business exists that may reasonably be expected to prevent or materially impede or delay FCB from obtaining all approvals of Regulatory Authorities required in order to consummate the transactions described in this Agreement.

Article V.
Covenants of 1st Financial and Mountain 1st

Except as otherwise specifically provided in this Agreement, 1st Financial and Mountain 1st covenant and agree with FCB as described in the following paragraphs.

5.01.           Affirmative Covenants.

(a)           1st Financial Shareholders' Meeting. 1st Financial shall cause a meeting of its shareholders (the "1st Financial Shareholders' Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by 1st Financial's shareholders on the approval of this Agreement and any other matter required by applicable law and regulations to be voted on by shareholders in conjunction therewith. In connection with the call and conduct of, and all other matters relating to, the 1st Financial Shareholders' Meeting (including the solicitation of appointments of proxies), 1st Financial will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

(b)           1st Financial Proxy Statement. 1st Financial will solicit appointments of proxies from its shareholders for use at the 1st Financial Shareholders' Meeting and, in connection with that solicitation, will prepare and distribute to its shareholders proxy solicitation materials (a "Proxy Statement") that, in all material respects, shall be in such form, and contain or be accompanied by such information regarding the 1st Financial Shareholders' Meeting, this Agreement, the parties hereto, the Merger and other matters described herein, as is required by the 1934 Act and rules and regulations of the SEC thereunder (including without limitation Regulation 14A). 1st Financial will provide a copy of the Proxy Statement in preliminary form to FCB for its review and comment prior to its being filed with the SEC, and it will provide a final copy to FCB for its review and comment prior to its being printed and distributed to 1st Financial's shareholders.

1st Financial will mail the Proxy Statement to its shareholders on a date mutually agreed upon by 1st Financial and FCB, but in no event less than 20 days prior to the scheduled date of the 1st Financial Shareholders' Meeting; provided, however, that no such materials shall be mailed to 1st Financial's shareholders unless and until the Proxy Statement shall have been filed by 1st Financial with the SEC, the review period applicable thereto shall have expired, and 1st Financial shall have satisfactorily responded to and complied with any comments of the SEC thereon. 1st Financial will promptly provide to FCB copies of all comments and correspondence received by it or its agents from the SEC with respect to the Proxy Statement, together with copies of 1st Financial's responses thereto.

(c)   Board Recommendation. 1st Financial and Mountain 1st covenant that their respective directors, individually and collectively as their respective Boards of Directors, will (i) recommend that 1st Financial's shareholders vote their shares of 1st Financial Stock at the 1st Financial Shareholders' Meeting in favor of approval of this Agreement, and (ii) actively encourage 1st Financial's shareholders to vote, or to authorize the proxies designated by 1st Financial's Board to vote, their shares in favor of the Merger. The Proxy Statement distributed to 1st Financial's shareholders in connection with the 1st Financial Shareholders' Meeting will state that 1st Financial's Board of Directors considers the Merger to be advisable and in the best interests of 1st Financial and its shareholders and that the Board of Directors recommends that 1st Financial's shareholders vote for approval of this Agreement.

Notwithstanding the foregoing, if 1st Financial's Board of Directors reasonably believes in good faith, after consultation with and receipt of the advice of its outside legal counsel and financial advisers, that such a recommendation would violate the directors' duties or obligations as such to 1st Financial or to its shareholders under applicable law as a result of 1st Financial's receipt of a "Superior Proposal" (as that term is defined in Paragraph 9.02(b)(v) below), then the Board of Directors may submit the Agreement to shareholders at the 1st Financial Shareholders' Meeting without recommendation and, to the extent required by law, communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or any appropriate amendment or supplement thereto. However, except as otherwise specifically provided in this Agreement, nothing in this Agreement shall be deemed to relieve 1st Financial of its obligations under Paragraph 5.01(a) to cause the 1st Financial Shareholders' Meeting to be duly called and held and to submit this Agreement to a vote of 1st Financial's shareholders.

(d)           Conduct of Business Prior to Effective Time. Although the parties recognize that the operation of the 1st Financial Companies until the Effective Time is the responsibility of their respective Boards of Directors and officers, 1st Financial and Mountain 1st each agrees that, following the date of this Agreement and to and including the Effective Time, and except as otherwise provided herein or expressly agreed to in writing by FCB's President or Chief Financial Officer, 1st Financial and Mountain 1st each will, and will cause each of the other 1st Financial Companies to, carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within its ability to do so, each of them agrees that it and each of the other 1st Financial Companies will use Commercially Reasonable Efforts to:

(i)         preserve intact its present business organization, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with it;

(ii)        maintain all of its properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

(iii)      maintain its books of account and records in the usual, regular and ordinary manner in accordance with applicable law and regulations and sound business practices applied on a consistent basis;

(iv)       comply with all laws, rules and regulations applicable to it, to its properties, assets or employees, and to the conduct of its business;

(v)         not change its existing Loan underwriting guidelines, policies or procedures in any material respect except as may be required by law or Regulatory Authorities;

(vi)       continue to maintain federal deposit insurance for Mountain 1st's deposits as described in Paragraph 3.28 and, except to the extent that changed circumstances dictate otherwise, continue to maintain in force the Policies described in Paragraph 3.27 and not cancel, terminate, fail to renew, or modify any Policy, or allow any Policy to be cancelled or terminated, unless the cancelled or terminated Policy is replaced with a bond or policy providing coverage, or unless the Policy, as modified, provides coverage that is substantially equivalent to the Policy that is replaced or modified;

(vii)      promptly notify FCB of any actual or threatened claim or litigation by or against any of them, together with a description of the circumstances surrounding any such actual or threatened claim or litigation, its present status and management's evaluation of such claim or litigation; and

(viii)     promptly provide to FCB such information about their financial condition, results of operations, prospects, businesses, assets, Loan portfolio, investments, properties, employees or operations, as FCB reasonably shall request.

(e)           Periodic Financial and Other Information. Following the date of this Agreement and from time to time as indicated below, to and including the Effective Time, 1st Financial and Mountain 1st will:

(i)         within ten calendar days following each calendar month-end, deliver to FCB a copy of 1st Financial's unaudited year-to-date consolidated income statement and an unaudited consolidated statement of condition, each as of that month-end, accompanied by a written certification, signed by 1st Financial's Chief Executive Officer, to the effect that (A) he has reviewed the statements, (B) the statements have been prepared in accordance with 1st Financial's normal month-end management reporting procedures, and (C) subject to normal and recurring quarter- and year-end adjustments that are not expected to be material in amount or effect, all facts, events, transactions, claims or other circumstances of which he is aware and which, individually or in the aggregate, he believes will result in material liabilities or charges against earnings during the then current quarterly period are reflected in the statements;

(ii)        within two business days after making any entry in the accounting books and records of any of the 1st Financial Companies for an item of income or expense (other than a Loan or credit loss, or a recurring entry that is normal and usual to 1st Financial and Mountain 1st both in nature and amount) that exceeds $100,000, inform FCB's Chief Financial Officer or Chief Accounting Officer of, and provide it a description of and such other information as FCB shall request regarding, the event, condition or circumstance that results in that accounting entry;

(iii)      within five calendar days following each calendar month-end, deliver to FCB a copy of the investment securities report received from First Tennessee Bank's investment system for that month showing, at a minimum, each security held by the 1st Financial Companies' at month-end, the CUSIP number, book value and month-end market value of, and unrealized gain or loss related to, each such security, and all securities purchased and sold, and gains and losses realized, during that month.

(iv)       within 45 calendar days following each calendar quarter-end, deliver to FCB a copy of 1st Financial's interim unaudited consolidated financial statements for and as of the end of that quarterly period;

(v)        promptly following the filing thereof, deliver to FCB a copy of each report, registration, statement or other filing, and any amendments thereto (including without limitation each call report filed by 1st Financial or Mountain 1st) made by any of the 1st Financial Companies with or to any Regulatory Authority; provided, however, that 1st Financial shall not be required to deliver to FCB copies of reports filed electronically by it with the SEC under the 1934 Act which are available to the public on the SEC's Internet website;

(vi)       within 45 calendar days following each calendar quarter-end, deliver to FCB a copy of 1st Financial's and Mountain 1st's management's analysis of their Loan Loss Reserves;

(vii)      within ten calendar days following each calendar month-end, deliver to FCB a listing of the aggregate dollar volume and number of Loans and Loan commitments made or issued by Mountain 1st during that month;

(viii)    within 25 calendar days following each calendar month-end, deliver to FCB lists of:

(A)        each Loan made by Mountain 1st to a borrower, or commitment by Mountain 1st to make, issue or extend any Loan to a borrower, in excess of the lesser of $250,000 or an amount that would cause Mountain 1st's aggregate credit exposure to that borrower to exceed that amount;

(B)        each renewal, extension or modification by Mountain 1st of the terms of, or commitment by Mountain 1st to renew, extend or modify the terms of, any existing Loan to a borrower to whom Mountain 1st has an aggregate credit exposure in excess of $250,000;

(C)        Loans that are past due as to principal or interest for more than 30 days;

(D)        Loans in nonaccrual status;

(E)         Loans for which there has been no reduction in principal for a period of longer than one year;

(F)         all reworked or restructured Loans still outstanding, including original terms, restructured terms and status;

(G)        classified, potential problem or "watch list" Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such Loan;

(H)        all Loans charged off during the previous month; and

(I)          foreclosed real property or other real estate owned and all repossessed personal property;

(ix)      within thirty calendar days following each calendar month-end, deliver to FCB lists of:

(A)        Loans held for sale, together with an aging schedule indicating the number of days each Loan has been held for sale;

(B)        Loans sold during the month, broken down by investor;

(C)        Loans on the balance sheet that have been repurchased from investors or other purchasers, and Loans that were put into the portfolio that were initially intended to be sold;

(D)        Sold Loans that are pending repurchase from investors or other purchasers or where investors or purchasers have requested a repurchase;

(E)         Sold Loans identified as "at risk" for repurchase; and

(F)         all communications with any investor or other purchaser (whether verbal, written or electronic) during the month relating to any potential or pending repurchase of a Sold Loan, any request, demand, or claim by an investor or purchaser that a Sold Loan be repurchased, or any mortgage insurance claim, together with copies of any written or electronic correspondence, or summaries of verbal conversations, relating to any such matter;

(x)        promptly following FCB's request, provide to FCB such other information about the 1st Financial Companies' financial condition, results of operations, prospects, businesses, assets, Loan portfolio, investments, properties, employees or operations, as FCB reasonably shall request from time to time.

(f)           Termination of Plans and Deregistration of 1st Financial Stock. Following the date of this Agreement, 1st Financial shall take, or cause to be taken, such actions as shall be necessary to:

(i)         terminate the 1st Financial Employee Stock Purchase Plan, in accordance with its terms and applicable law and regulations, effective as soon as practicable;

(ii)       terminate the 1st Financial Companies' participation in the 1st Financial 401(k) Plan in accordance with its terms and applicable law and regulations, effective immediately prior to the Effective Time;

(iii)      at the direction of FCB, terminate, in accordance with their respective terms and applicable law and regulation, all medical, dental, health, disability and life insurance plans, and all other employee benefit plans, maintained by any of the 1st Financial Companies for the benefit of any of their current or former officers, employees, contractors or directors or any of their beneficiaries, effective immediately prior to the Effective Time; and

(iv)       immediately prior to the Effective Time, file an amendment with the SEC to its Registration Statement on Form S-8 previously filed under the Securities Act of 1933 relating to the offer and sale of shares of 1st Financial Common Stock pursuant to the 1st Financial Stock Plans (Reg. No. 333-155812) to remove from registration all shares of 1st Financial Common Stock that remain unissued pursuant to those plans.

(g)          Directors' and Officers' Liability Insurance. Immediately prior to the Effective Time, 1st Financial and Mountain 1st shall purchase "tail" coverage with respect to their directors' and officers' liability, blanket bond and errors and omissions liability insurance policies, effective at the Effective Time and for the maximum terms available and in the same amounts of coverage as are provided by their then current policies, provided that the total costs of such tail coverage shall not exceed an aggregate of $600,000 without FCB's prior written approval.

(h)           Accruals for Expenses and Other Accounting Matters. 1st Financial and Mountain 1st will make such appropriate accounting entries in their books and records and take such other actions as FCB deems to be required by GAAP, or which FCB otherwise reasonably deems to be necessary, appropriate or desirable in anticipation of completion of the Merger and which are not in violation of GAAP or applicable law, including without limitation additional provisions to 1st Financial's or Mountain 1st's Loan Loss Reserve or accruals or the creation of reserves for compensation, employee benefit and transaction-related expenses; provided, however, that notwithstanding any provision of this Agreement to the contrary, (i) except as otherwise agreed to by 1st Financial and FCB, 1st Financial and Mountain 1st shall not be required to make any such accounting entries until immediately prior to the Closing and only following receipt of written confirmation from FCB that it is not aware of any fact or circumstance that would prevent completion of the Merger, and (ii) any such accounting entries made by 1st Financial or Mountain 1st at the direction of FCB and related to FCB's own accounting purposes or convenience (as opposed to entries relating to events, developments, changes or circumstances in 1st Financial's or Mountain 1st's business or operations that are, or should be, made by them under GAAP or otherwise in the normal course of their business) may not, in and of themselves, either individually or in the aggregate with all other such entries, be used to evidence a 1st Financial Material Change or be deemed to constitute a 1st Financial Material Effect.

(i)           Loan Loss Reserve and Loan Charge-Offs. Following the date of this Agreement, and prior to the Closing Date, 1st Financial and Mountain 1st will make such appropriate accounting entries in their books and records and take such other actions as are necessary or appropriate to:

(i)         charge-off any Loans on Mountain 1st's books, or any portions thereof, that they, or FCB in its sole discretion, consider to be losses, or that they, or FCB, otherwise believe, in good faith, are required to be charged off pursuant to applicable banking regulations, GAAP or otherwise, or that otherwise would be charged off by FCB after the Effective Time in accordance with its Loan administration and charge-off policies and procedures; provided, however, that notwithstanding any provision of this Agreement to the contrary, any such charge-offs made by 1st Financial or Mountain 1st at the direction of FCB and related to FCB's own accounting purposes or convenience (as opposed to charge-offs relating to the condition of, or events, developments, changes or circumstances related to, the particular Loans to be charged-off, and that are, or should be, made by them under GAAP or otherwise in the normal course of their business) may not, in and of themselves, either individually or in the aggregate with all other such charge-offs, be used to evidence a 1st Financial Material Change or be deemed to constitute a 1st Financial Material Effect; and

(ii)       maintain their Loan Loss Reserve in a manner, and provide funds to their Loan Loss Reserve in amounts, consistent with their past practices and as required by applicable banking regulations, GAAP, and their Loan policies and procedures.

(j)           Consents to Assignment of Contracts and Leases. With respect to each contract or other agreement, including without limitation service contracts and each lease or rental agreement pertaining to real or personal property, to which any of the 1st Financial Companies is a party (including each of the Lease Agreements) and which FCB reasonably believes requires the consent of any other contracting party in connection with or as a result of the Merger, 1st Financial and Mountain 1st will use Commercially Reasonable Efforts to obtain, prior to the Closing, the written consent and estoppel certificate of that other party in a form reasonably satisfactory to FCB.

(k)          Access. 1st Financial and Mountain 1st each agrees that, following the date of this Agreement and to and including the Effective Time, it will provide FCB and its employees, accountants, legal counsel, environmental or other consultants, or other representatives and agents access to all books, records, files (including credit files and Loan and Sold Loan documentation and records) and other information (whether maintained electronically or otherwise) of each of the 1st Financial Companies, to all their properties and facilities, employees, accountants, legal counsel, environmental or other consultants, or other representatives or agents, as FCB shall, in its sole discretion, consider to be necessary or appropriate for the purpose of conducting ongoing reviews and investigations of the assets and business affairs of the 1st Financial Companies, preparing for consummation of the Merger, determining the accuracy of 1st Financial's and Mountain 1st's representations and warranties in this Agreement or their compliance with their covenants in this Agreement, or for any other reason; provided, however, that any investigation or reviews conducted by or on behalf of FCB shall be performed in such a manner as will not interfere unreasonably with 1st Financial's and Mountain 1st's normal operations or with 1st Financial's relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties, each acting reasonably.

(l)           Pricing of Deposits and Loans. Following the date of this Agreement and to and including the Effective Time, Mountain 1st will make pricing decisions with respect to deposit accounts and Loans in a manner consistent with its past practices based on competition and prevailing market rates in its banking markets.

(m)         Preparations for Conversion. Following the date of this Agreement and to and including the Effective Time, 1st Financial and Mountain 1st each will cooperate with FCB and take such actions as FCB shall reasonably request in order to prepare for and permit the conversion of Mountain 1st's banking operations, customer accounts and data, and data systems to FCB's systems as promptly as possible following the Effective Time.

(n)          Notice of Certain Changes or Events. Following the date of this Agreement and to and including the Effective Time, 1st Financial and Mountain 1st promptly will notify FCB in writing of and provide to it such further information as it shall request regarding (i) any 1st Financial Material Change, or of the actual or, to the Knowledge of 1st Financial, prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such 1st Financial Material Change, (ii) the actual or, to the Knowledge of 1st Financial, prospective existence or occurrence of any condition or event which has caused or, with the lapse of time or otherwise, may or could cause, any statement, representation or warranty of 1st Financial or Mountain 1st herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or may or could cause, create or result in the breach or violation in any material respect of any of 1st Financial's or Mountain 1st's covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 8.01 or 8.03; and (iii) the occurrence or existence of any event, fact or condition that may reasonably be expected to prevent or materially impede or delay 1st Financial, Mountain 1st or FCB from obtaining the approvals of Regulatory Authorities required in order to consummate, or otherwise from completing, the transactions described in this Agreement.

(o)           Further Action; Instruments of Transfer. 1st Financial and Mountain 1st each (i) will take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest practicable date, (ii) shall perform all acts and execute and deliver to FCB all documents or instruments required of it herein, or as otherwise shall be reasonably necessary or useful to or requested by FCB, in consummating such transactions, and, (iii) will cooperate with FCB in every reasonable way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

5.02.           Negative Covenants. Following the date of this Agreement, and to and including the Effective Time, without the prior written consent and authorization of FCB's President or Chief Financial Officer:

(a)           Amendments to Articles of Incorporation or Bylaws. None of the 1st Financial Companies will amend their Articles of Incorporation or Bylaws.

(b)           Change in Capitalization. None of the 1st Financial Companies will make any change in their authorized capital stock, create any other or additional authorized capital stock or other securities, or reclassify, combine, subdivide or split any shares of their capital stock or other securities.

(c)   Sale or Issuance of Capital Stock or Other Securities. With the exception of 1st Financial's sale of 1st Financial Common Stock upon the exercise of the 1st Financial Warrant or a 1st Financial Stock Option granted prior to and outstanding on the date of this Agreement, none of the 1st Financial Companies will sell or issue any additional shares of capital stock or other securities of or equity interests in such company, including any capital notes, debentures or other debt securities or any securities convertible into capital stock or other securities, or enter into any agreement or understanding with respect to any such action.

(d)           Purchase or Redemption of Shares. Except as required by a Regulatory Authority as a condition to obtaining an approval required hereunder, none of the 1st Financial Companies will purchase, redeem, retire or otherwise acquire any shares of their capital stock, or enter into any agreement or understanding with respect to any such action.

(e)           Options, Warrants and Rights. None of the 1st Financial Companies will grant or issue any options, warrants, calls, puts or other rights of any kind relating to the sale, purchase, redemption or conversion of shares of their capital stock or any other securities or enter into any agreement or understanding with respect to any such action. Specifically, and without limiting the generality of the preceding sentence, 1st Financial will not grant any further stock options or other share-based awards (including without limitation any restricted stock, performance shares or stock appreciation rights) under the 1st Financial Stock Plans or otherwise.

(f)           Dividends. 1st Financial will not declare or pay any dividends on the outstanding shares of 1st Financial Stock (including the 1st Financial Preferred Stock), whether in cash or in additional shares of 1st Financial Stock or other securities, or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders.

(g)           Employment, Benefit or Retirement Agreements or Plans. Except as required by law, none of the 1st Financial Companies will (i) enter into, become bound by, or amend any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by it or them without cost or other liability on no more than 30 days' notice; (ii) adopt, enter into, or become bound by, any new or additional profit-sharing, bonus, incentive, change in control or "golden parachute," stock option, stock purchase, pension, deferred compensation, retirement, severance, insurance (including hospitalization, life or other, other than renewals of existing group employee insurance policies in the ordinary course of their business), paid leave (including sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its or their current or former directors, officers, employees or consultants, or amend any such existing contract, agreement, commitment, understanding, plan or arrangement; or (iii) enter into, become bound by or amend any contract with or commitment to any labor or trade union or association or any collective bargaining group.]

(h)           Increase in or Payment of Certain Compensation. None of the 1st Financial Companies will increase the compensation or benefits of, or pay any bonus, severance or other special or additional compensation to, any of its or their current or former directors, officers, employees or consultants; provided, however, that notwithstanding anything contained herein to the contrary, prior to the Effective Time Mountain 1st may (i) review and make routine merit increases in the salaries of its employees, provided that the times and amounts of those increases are consistent with Mountain 1st's past practices and its salary administration and review policies and procedures in effect prior to January 1, 2013, (ii) make bonus and commission payments to its mortgage originators and branch personnel in accordance with its incentive plans applicable to those employees, provided that the times and amounts of those payments are consistent with Mountain 1st's plans and practices in effect on June 30, 2013, and (iii) agree to and pay discretionary retention payments to key employees (not to exceed $75,000 in the aggregate for all such key employees), provided that each such payment is conditioned on the key employee remaining as an employee of Mountain 1st until the Effective Time and that the payment to that employee is not paid until immediately prior to the Effective Time.

(i)           Compensatory Agreements. Except with the prior written consent of FCB, 1st Financial and Mountain 1st will not make or agree to any amendments to or modification of, any of (i) those certain Employment Agreements dated November 13, 2008, between them and Vincent K. Rees and Peggy H. Denny (the "Employment Agreements"), (ii) those certain Salary Continuation Agreements dated March 26, 2008 between them and Vincent K. Rees and Peggy H. Denny (the "Salary Continuation Agreements"), (iii) those certain Amended Endorsement Split Dollar Agreements dated January 30, 2009, between Mountain 1st and Vincent K. Rees and Peggy H. Denny (the "Split Dollar Agreements"), or (iv) any Indemnification Agreement between 1st Financial and any of its current or former officers, directors or employees.

(j)           Accounting and Tax Practices; Independent Accountants. None of the 1st Financial Companies will make any changes in their accounting or tax methods, policies, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied except as required by GAAP or applicable law or regulations or as recommended by its independent public accountants, and 1st Financial will not change its independent public accountants.

(k)          Acquisitions; Additional Branch Offices. None of the 1st Financial Companies will, directly or indirectly (i) acquire (whether by merger or otherwise) any branch office or all or any significant part of the assets of any other person or entity, other than in connection with the foreclosure or other enforcement of a lien held to secure a Loan, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

(l)           Changes in Business Practices. Except as may be required by their respective Regulatory Authorities, or otherwise as shall be required by applicable law, regulation or this Agreement, none of the 1st Financial Companies will (i) change in any material respect the nature of their business or the manner in which they conduct their business, (ii) discontinue any material portion or line of their business, or (iii) change in any material respect their lending, deposit, investment, asset-liability management or other material banking or business policies.

(m)          Exclusive Agreement.

(i)         None of the 1st Financial Companies, nor any of their respective directors (individually or acting as 1st Financial's or Mountain 1st's Board of Directors), officers, employees, advisors or other representatives will, directly, or indirectly through any person, (A) initiate, solicit, facilitate or encourage the initiation or procurement of, or take any action, including by way of furnishing information, to facilitate the initiation or procurement of, any Acquisition Proposal (as defined below) or to generate inquiries, discussions or negotiations with respect to the making of any Acquisition Proposal, (B) continue or otherwise participate in any discussions or negotiations with, furnish or disclose any information relating to any of the 1st Financial Companies to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, an Acquisition Proposal, (C) terminate any provision of any confidentiality or standstill agreement relating to or entered into in connection with any Acquisition Proposal, (D)except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning any of the 1st Financial Companies or their business, or afford to any other person or entity access to the properties, facilities, books or records of any of the 1st Financial Companies, (E) approve, endorse or recommend, enter into or become bound by, or otherwise take or agree to any action in furtherance of, any Acquisition Agreement (as defined below), or (F) authorize, permit or direct any other person to represent it or them in connection with, or to take on its or their behalf, any action described above, or cooperate with any other person in connection with any such action.

"Acquisition Proposal" means any inquiry, proposal or offer with respect to: (A) any merger, consolidation, share exchange, business combination, or other similar transaction involving 1st Financial or Mountain 1st (other than the transactions described in this Agreement); (B) any sale, lease (as lessor), exchange, mortgage, pledge, transfer or other disposition of any branch office of Mountain 1st or of 25% or more of 1st Financial's consolidated assets to any other person, entity or group in a single transaction or series of related transactions; or (C) any tender offer or exchange offer for 25% or more of the outstanding shares of 1st Financial's or Mountain 1st's capital stock; or (D) the making of any filing with the SEC in connection with any of the above.

"Acquisition Agreement" means any letter of intent, agreement in principle, definitive agreement or other similar agreement, in any case in writing, that relates to or provides for any transaction that is described in or contemplated by the term Acquisition Proposal, as defined above.

(ii)       Notwithstanding the foregoing, if at any time after the date hereof, but before approval of this Agreement by 1st Financial's shareholders, (A) any of the 1st Financial Companies receives an unsolicited written Acquisition Proposal that 1st Financial's Board of Directors believes in good faith to be bona fide, (B) such Acquisition Proposal was not the result of or received following a violation of this Paragraph 5.02(m), (C) 1st Financial's Board of Directors determines, in good faith, and after consultation with its outside counsel and financial advisor, that the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined in Paragraph 9.02(b)(v) below), and (D) 1st Financial's Board of Directors determines, in good faith, and after consultation with its outside counsel, that the failure to take the actions referred to in clause (x) of (y) below would be reasonably likely to violate its fiduciary duties under applicable law, then 1st Financial may (and may authorize Mountain 1st and their representatives to) (x) furnish nonpublic information regarding the 1st Financial Companies to the person making the Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to 1st Financial than, those contained in Paragraph 7.04 of this Agreement; provided, however, that any nonpublic information provided to any such person shall have been previously provided to FCB or shall be provided to FCB before or concurrently with the time it is provided to such person; and (y) participate in discussions and negotiations with the person making such Acquisition Proposal.

(iii)      1st Financial and Mountain 1st will promptly, and in any event within 24 hours, notify FCB in writing of (A) the receipt of any Acquisition Proposal, (B) any material modification of or amendment to any Acquisition Proposal, (C) any request for nonpublic information relating to any of the 1st Financial Companies, or for access to their properties, books or records, by any Person that has made or that informs any of the 1st Financial Companies or their respective Boards of Directors or representatives that it is considering making an Acquisition Proposal, or (D) their entry into discussion or negotiations concerning any Acquisition Proposal in accordance with Paragraph 5.02(m)(ii) above, which notification shall describe the Acquisition Proposal, amendment, modification or request, identify the third party making such proposal, indication or request or with which 1st Financial has entered into discussions or negotiations, and the material terms of the Acquisition Proposal or modification or amendment thereto. 1st Financial shall keep FCB fully informed, on a current basis, of any material changes in the status of and any material changes or modifications in the terms of any such Acquisition Proposal, indication, request or discussions

(n)           Acquisition or Disposition of Assets; Purchase of Services. None of the 1st Financial Companies will:

(i)         sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any 1st Financial Real Property in any amount, other than the sale in arms'-length transactions of 1st Financial Real Property acquired by Mountain 1st in connection with the foreclosure in the ordinary course of its business of a deed of trust or mortgage that secured a Loan or a deed-in-lieu thereof;

(ii)       except as provided below, sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any equipment or any other fixed or capital asset (other than 1st Financial Real Property) having a book value or a fair market value, whichever is greater, of more than $100,000 in the case of any individual item or asset, or $250,000 in the aggregate for all such items or assets, other than the sale in arms'-length transactions of equipment or other fixed assets acquired in the ordinary course of Mountain 1st's business in connection with enforcement of a lien or security interest that secured a Loan; provided, however, that this provision shall not prohibit 1st Financial or Mountain 1st from selling investment portfolio securities for liquidity purposes in the ordinary course of their business;

(iii)      purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any real property in any amount, other than (A) real property that is the subject of a deed of trust securing a Loan that is being foreclosed upon in the ordinary course of Mountain 1st business or that is acquired by Mountain 1st by deed-in-lieu of such a foreclosure, and (B) amendments, modifications and extensions to leases of existing 1st Financial Real Property which are effected in accordance with Paragraph 5.02(t) below;

(iv)       purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any equipment or any other fixed asset (other than real property) having a purchase price, or involving aggregate lease payments, in excess of $100,000 in the case of any individual item, or $250,000 in the aggregate for all such items or assets, other than any equipment or other fixed assets that are subject to a lien or security interest securing a Loan that is being enforced in the ordinary course of Mountain 1st's business;

(v)        enter into any purchase or other commitment or contract for supplies or services other than in the usual and ordinary course of their business consistent with their past practices;

(vi)       except in the ordinary course of their business consistent with their past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any Loan or other receivable or any participation in any Loan or other receivable;

(vii)      except in the ordinary course of their business consistent with their past practices with respect to investment securities, Loans and similar assets, sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license); or

(viii)    assign its rights to or otherwise give any other person its permission or consent to use or do business under the corporate name of any of the 1st Financial Companies or any name similar thereto; or release, transfer or waive any license or right granted to them by any other person to use any corporate name, trademark, trade name, copyright, service mark or intellectual property right;

provided, however, that prior to entering into any transaction permitted under this Paragraph 5.02(n), or a entering into, renewing or amending any contract, agreement or commitment with respect to such a transaction, 1st Financial and Mountain 1st will consult with FCB and permit FCB to express its views regarding the decision to enter into, and the terms and conditions of, the transaction, contract, agreement or commitment.

(o)           Debt; Liabilities. With the exception of Mountain 1st's acceptance of deposits, entry into repurchase agreements, purchases of Federal Funds, and borrowings from the Federal Home Loan Bank of Atlanta of no more than 90 days maturity, in any such case in the ordinary course of Mountain 1st's business consistent with its past practices, none of the 1st Financial Companies will (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to their borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other Person (except pursuant to standby letters of credit issued by Mountain 1st in the ordinary course of its lending business), or (iii) except in the ordinary course of their business consistent with their past practices, incur any other liability or obligation (absolute or contingent).

(p)           Liens; Encumbrances. With the exception of Mountain 1st's pledges of Loans or portfolio securities to the Federal Home Loan Bank of Atlanta to secure borrowings permitted by Paragraph 5.02(n) above, and pledges of securities in the ordinary course of Mountain 1st's business and consistent with its past practices in connection with the securing of public funds deposits or repurchase agreements, none of the 1st Financial Companies will mortgage, pledge or subject any of their assets to, or permit any of their assets to become or, except for any liens or encumbrances Previously Disclosed to FCB under Paragraphs 3.17, 3.18, 3.19 and 3.20, remain subject to, any lien or any other encumbrance.

(q)           Waiver of Rights. None of the 1st Financial Companies will waive, release, or compromise any rights in their favor against or with respect to any of their current or former officers, directors, employees, consultants, or members of families of current or former officers, directors, employees or consultants (including forgiveness of any Loans or other obligations), nor will any of them waive, release or compromise any material rights against or with respect to any other Person except in the ordinary course of business and in good faith for fair value in money or money's worth.

(r)           Other Contracts. None of the 1st Financial Companies will enter into or become bound by, or modify, amend or renew the term of, any contracts, agreements, commitments, pledges or understandings (i) for or with respect to any charitable contributions in excess of $5,000 in the case of any one contribution or pledge or $25,000 in the aggregate; (ii) with any governmental or regulatory agency or authority except as required by law; (iii) with respect to any purchase, lease, licensing, use or other acquisition of any intellectual property or property rights (including computer software, any computer, data processing or telecommunications equipment, or any data processing services); (iv) which is entered into other than in the ordinary course of their business; or (v) except as expressly permitted elsewhere in this Paragraph 5.02, and whether or not in the ordinary course of their business, which would obligate or commit them to make expenditures over any period of time of more than $10,000 in the case of any one contract, agreement, commitment or understanding, or more than $50,000 in the case of all contracts, agreements, commitments or understandings; provided, however, that prior to entering into, renewing or amending any contract, agreement, commitment, pledge or understanding permitted by this Paragraph 5.02(r), 1st Financial and Mountain 1st will consult with FCB and permit FCB to express its views regarding the decision to enter into, and the terms of, the contract, agreement, commitment, pledge or understanding.

Notwithstanding anything contained in this Paragraph 5.02(r) to the contrary, Mountain 1st may, at its option, renew its contract with Banker's Dashboard for a renewal term of not more than one year, provided, however, that it shall use Commercially Reasonable Efforts to arrange for such renewal to be on a month-to-month basis or a fixed term of less than one year.

(s)           Deposit Liabilities. Mountain 1st will not make any material change in its current deposit policies and procedures, or take any actions designed to materially increase or decrease the aggregate level of its deposits, or any category of its deposits, as of the date of this Agreement, other than changes that are consistent with its asset-liability management policies and based on competition, market rates, or changes in applicable law.

(t)           Changes in Lease Agreements. None of the 1st Financial Companies will (i) surrender its leasehold interest in any parcel of leased 1st Financial Real Property, or seek or agree to the termination of the Lease Agreement pertaining to any such parcel, other than at the end of the term of a Lease Agreement under the terms of which it does not have an option to renew, or modify or amend the Lease Agreement pertaining to any parcel of leased 1st Financial Real Property, or (ii) renew any Lease Agreement, or permit any Lease Agreement to be automatically renewed, without (in the case of each of (i) and (ii)) first consulting with FCB and permitting FCB to express its views regarding such surrender, termination, modification, amendment or renewal, and the terms and conditions thereof; provided, however, that, before agreeing to any proposed renewal or extension of a Lease Agreement, 1st Financial and Mountain 1st shall first use Commercially Reasonably Efforts to attempt to obtain (i) an extension of the date prior to expiration of the Lease Agreement by which it must give notice of renewal or termination of the Lease Agreement, (ii) a month-to-month or short-term lease arrangement, or (iii) some arrangement for possession of the leased Parcel other than a full-term renewal, in each case in an effort to permit FCB, following the Effective Date, to assess its needs and plans for the Parcel that is the subject of that Lease Agreement before becoming committed to a longer-term lease obligation.

(u)          Actions by Subsidiaries. 1st Financial and Mountain 1st will not cause or permit any of their respective subsidiaries to take, and, as the sole shareholders of those companies, each of them will use Commercially Reasonable Efforts to prevent its respective subsidiaries from taking, any action that is prohibited to 1st Financial, Mountain 1st or the 1st Financial Companies by the various provisions of this Paragraph 5.02.

Article VI.
Covenants of FCB

Except as otherwise specifically provided in this Agreement, FCB covenants and agrees with 1st Financial and Mountain 1st as described in the following paragraphs.

6.01.           Employees; Employee Benefits.

(a)           Employment of Mountain 1st's Employees. At the Effective Time, each employee of Mountain 1st who is then currently employed by Mountain 1st automatically shall become an employee of FCB (a "Continuing Employee") without any action by that employee, Mountain 1st or FCB. Except to the extent otherwise provided in a written agreement with a Continuing Employee which is entered into or assumed by FCB, the employment of each Continuing Employee will be on an "at will" basis in such a position, at such location within FCB's system, and for such rate of compensation, as shall be determined by FCB in the ordinary course of its business, and nothing in this Agreement shall be deemed to constitute an employment agreement between FCB and any such person, to obligate FCB to continue to employ any such person for any specific term or period of time, in any specific position, or at any specific salary or rate of compensation, or at all, or to restrict FCB's right to terminate the employment of any such person at any time following the Effective Time and for any reason satisfactory to it.

(b)           Employee Benefits. Following the Effective Time, each Continuing Employee shall be entitled to participate in employee benefit plans provided generally by FCB to its employees from time to time on the same basis, and subject to the same eligibility and vesting requirements and other conditions, restrictions and limitations, as generally are in effect and applicable to other new employees of FCB. However, for purposes of determining eligibility to participate, and vesting under FCB's Section 401(k) plan, and participation in FCB's employee benefits generally, as well as for purposes of benefit accrual under FCB's paid time off and position elimination policies, each Continuing Employee will be given credit for his or her time of service with Mountain 1st prior to the Effective Time based on his or her date of hire reflected in Mountain 1st's employment records; provided, however, that notwithstanding anything contained in this Agreement to the contrary, in no event shall any Continuing Employee be or become eligible to participate in, or for benefits under, FCB's defined benefit pension plan (which has been frozen to new participants). The terms of participation by Continuing Employees in FCB's health, dental and vision insurance plans and other programs that are part of FCB’s Cafeteria Plan shall include the waiver of any waiting periods. Following completion of the termination and final liquidation of the 1st Financial 401(k) Plan and their receipt of distributions of the assets credited to their respective plan accounts under that plan as described in Paragraph 7.07 below, Continuing Employees who remain employed by FCB at that time may roll-over their distributions to their plan accounts under FCB's Section 401(k) plan, subject to and in accordance with the terms of FCB's Section 401(k) plan.

6.02.           Final Tax Returns. Following the Effective Time, FCB will make all necessary arrangements for the 1st Financial Companies' final federal and state income tax returns for the year in which the Effective Time occurs to be prepared and filed.

6.03           Notice of Certain Changes or Events. Following the date of this Agreement to and including the Effective Time, FCB promptly will notify 1st Financial in writing of and provide to it such further information as it shall request regarding (i) the actual or prospective existence or occurrence of any condition or event of which FCB has Knowledge and which will or, with the lapse of time or otherwise, reasonably could be expected to cause any statement, representation or warranty of FCB herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or reasonably could be expected to cause, create or result in the breach or violation in any material respect of any of FCB's covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 8.01 or 8.02, and (ii) the occurrence or existence of any event, fact or condition that may reasonably be expected to prevent or materially impede or delay 1st Financial, Mountain 1st or FCB from obtaining the approvals of Regulatory Authorities required in order to consummate, or otherwise from completing, the transactions described in this Agreement.

6.04.           Further Action; Instruments of Transfer. FCB (a) will use Commercially Reasonable Efforts to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest practicable date, (b) shall perform all acts and execute and deliver to 1st Financial and Mountain 1st all documents or instruments required of it herein, and (c) will cooperate with 1st Financial and Mountain 1st in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

Article VII.
Additional Mutual Agreements

Except as otherwise specifically provided in this Agreement, 1st Financial, Mountain 1st and FCB mutually covenant and agree as described in the following paragraphs.

7.01.           Regulatory Approvals. As soon as practicable following the date of this Agreement, 1st Financial, Mountain 1st and FCB (a) will prepare and file, or cause to be prepared and filed, all applications required to be filed by it or them under applicable law and regulations for approvals by Regulatory Authorities of the Merger or other transactions described in this Agreement, (b) use Commercially Reasonable Efforts to obtain all necessary approvals of Regulatory Authorities required for consummation of the Merger and other transactions described herein, and (c) before the filing of any such application required to be filed, give the other parties an opportunity to review and comment on the form and content of such application. Should the appearance of any of the officers, directors, employees or counsel of 1st Financial, Mountain 1st or FCB be requested by any of the other parties or by any Regulatory Authority at any hearing in connection with any such application, it will use Commercially Reasonable Efforts to arrange for such appearance.

7.02.           Information for Proxy Statement and Applications for Regulatory Approvals. 1st Financial, Mountain 1st and FCB each agrees (a) to cooperate with the other parties in the preparation of the Proxy Statement and applications for required approvals of Regulatory Authorities, to promptly respond to requests by any of the other parties and their legal counsel for information, and to provide all information, documents, financial statements or other material, that is required for, or that may be reasonably requested by any other party for inclusion in, any such document, and (b) that none of the information provided by it in writing for inclusion in any such application or the Proxy Statement will contain any untrue statement of a material fact, or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, at and as of the time (i) the Proxy Statement is filed with the SEC, (ii) the Proxy Statement is mailed to 1st Financial's shareholders, (iii) the applications for required approvals of Regulatory Authorities are filed, and (iv) approvals of Regulatory Authorities are granted.

7.03.           Announcements.

(a)           No persons other than 1st Financial, Mountain 1st, FCB and BancShares are authorized to make any public announcements or public statements about this Agreement or any of the transactions described herein. Without the prior review and consent of the other parties, neither 1st Financial, Mountain 1st, FCB nor BancShares will make any public announcement, public statement or any other public disclosure of any nature to any Person as to the terms and conditions of this Agreement or the transactions described herein; provided, however, that 1st Financial, FCB or BancShares may make any statement or disclosure about this Agreement or the transactions described herein which it, in good faith, believes is required to be made in any application to any Regulatory Authority for approval of the Merger or other transactions described in this Agreement, or which it, in good faith, and upon the advice of its legal counsel, believes is otherwise required by law (or, in the case of 1st Financial and BancShares, is required to be or, in accordance with good disclosure practices, should be, disclosed in periodic reports filed by them with the SEC or, in the case of BancShares, pursuant to the listing requirements of The NASDAQ Stock Market. However, before 1st Financial, Mountain 1st, FCB or BancShares makes any such permitted statement or disclosure, it shall provide a copy of the proposed statement or disclosure to the other parties and give such other parties a reasonable opportunity to comment on the content thereof.

7.04.           Confidential Information.

(a)   For purposes of this Paragraph 7.04, "Confidential Information" refers to any information (including business and financial information) that a party to whom the information pertains (an "Informing Party") provides or makes available in connection with this Agreement (including without limitation information provided or made available in connection with any previous negotiations among 1st Financial, Mountain 1st and FCB) to a party for whose benefit the information is provided, or to that party's affiliates, directors, officers, employees, attorneys, advisors, consultants, representatives and agents (a "Receiving Party"), or which a Receiving Party may otherwise obtain (including without limitation information obtained in connection with any previous negotiations among 1st Financial, Mountain 1st and FCB) from any examination of an Informing Party's documents, books, records, files or other written materials or from any discussions with any of the Informing Party's directors, officers, employees, attorneys, advisors, consultants, representatives and agents, and shall be deemed to include, without limitation, (i) all such documents, books, records, files or other written materials themselves and all information contained therein (whether maintained in writing, electronically, on microfiche or otherwise), (ii) all corporate minutes, financial projections and budgets, historical and projected sales reports, acquisition or other expansion analyses or plans, pro forma financial data, capital spending budgets and plans, market studies and business plans, (iii) all information relative to financial results and condition, operations, policies and procedures, computer systems and software, shareholders, employees, officers, and directors, and (iv) all information relative to customers and former or prospective customers.

(b)           Prior to the Effective Time and following any termination of this Agreement:

(i)         all Confidential Information of an Informing Party is proprietary to the Informing Party and constitutes either trade secrets or confidential information of the Informing Party, is to be held in strict confidence by a Receiving Party and, except as otherwise provided herein, may not be disclosed by a Receiving Party to any person or entity not a party to this Agreement, unless the Receiving Party can demonstrate that the same information as the Confidential Information to be disclosed:

(A)         already was in his, her or its possession prior to such Confidential Information being obtained from the Informing Party;

(B)         already was publicly available or, at that time, had become publicly available through no fault of, or violation of this Paragraph 7.04 by, the Receiving Party or any other person that the Receiving Party knows, or has reason to know, is obligated to protect such Confidential Information; or

(C)         was developed independently by or for the Receiving Party, without the use of the Confidential Information disclosed to or obtained by the Receiving Party;

(ii)       the Receiving Party shall not use any Confidential Information of the Informing Party in an unlawful manner, to interfere with or attempt to terminate or otherwise adversely affect any actual or proposed contractual or business relationship of the Informing Party, or for any other purposes other than in conjunction with the transactions described herein. Without limiting the generality of the foregoing, in no event shall the Receiving Party use any Confidential Information of the Informing Party, directly or indirectly, for the purpose of competing against the Informing Party.

However, notwithstanding anything in this Paragraph 7.04 to the contrary, prior to the Effective Time, 1st Financial, Mountain 1st or FCB, as the Receiving Party, (i) may disclose Confidential Information of the Informing Party to the Receiving Party's affiliates, directors, officers, employees, agents, attorneys, advisors and consultants who are directly involved in the transactions contemplated by this Agreement, on a need to know basis and only if such persons or entities agree to be bound by the restrictions and obligations of this Paragraph 7.04 or otherwise owe an obligation of confidentiality to the Receiving Party; and (ii) will enforce its obligations under this Paragraph 7.04 against all persons to whom it discloses Confidential Information and shall be responsible and liable to the Informing Party for any disclosure of Confidential Information by such persons or entities in violation of such restrictions and obligations.

(c)           In the event that this Agreement is terminated and the Merger is not consummated, the Receiving Party will deliver or cause to be delivered to the Informing Party all written Confidential Information of the Informing Party in the possession of the Receiving Party, or provide an affidavit as to the destruction of all copies of such Confidential Information.

(d)           Notwithstanding anything contained in this Paragraph 7.04 to the contrary, neither 1st Financial, Mountain 1st nor FCB, as a Receiving Party, shall be prohibited from disclosing any Confidential Information of the Informing Party, or shall be required to obtain the prior consent of the Informing Party for any such disclosure, which it, in good faith, believes is required to be disclosed in any application to any Regulatory Authority for approval of the Merger or other transactions described in this Agreement, or which it, in good faith, and upon the advice of its legal counsel, believes is otherwise required by law (or, in the case of 1st Financial and BancShares, is required to be or, in accordance with good disclosure practices, should be, disclosed in periodic reports filed by them with the SEC or, in the case of BancShares, pursuant to the listing requirements of The NASDAQ Stock Market; provided, however, that before any such disclosure may be made by a Receiving Party upon the advice of its legal counsel, it shall, except where such notice is prohibited by law, give the Informing Party reasonable notice of its intent to make such disclosure, the form and content of that disclosure, and the basis upon which its legal counsel has advised it that such disclosure is required by law, so that the Informing Party may seek a protective order or other similar or appropriate relief, and the Receiving Party also shall undertake in good faith to have the Confidential Information to be disclosed treated confidentially by the party to whom the disclosure is made.

7.05.           Real Property Matters.

(a)           At its option and expense, following the date of this Agreement FCB may cause to be conducted (i) any inspection it deems appropriate of any or all Parcels, including, but not limited to, a title examination, physical survey, zoning compliance review, and structural inspection of the Parcels and improvements thereon, all easements, and all rights appurtenant to the Parcels (collectively, the "Property Examination"), and (ii) site inspections, environmental assessments, historic reviews, and regulatory analyses of any or all of the Parcels and any Loan Collateral, together with such other studies, testing and intrusive sampling and analyses as FCB shall deem necessary or desirable (collectively, the "Environmental Survey"); provided, however, that any investigation or reviews conducted by or on behalf of FCB shall be performed in such a manner as will not interfere unreasonably with Mountain 1st's normal operations.

If, in the course of the Property Examination or Environmental Survey, FCB identifies one or more "Material Defects" (as defined below), FCB will give prompt written notice thereof to 1st Financial describing the facts or conditions constituting each such Material Defect.

(b)           For purposes of this Agreement, the term "Material Defect" shall mean:

(i)         the existence of any lien (other than the lien of real property taxes not yet due and payable), encumbrance, title imperfection, or title irregularity relating to any of the Parcels, including without limitation the existence of any facts or circumstances that adversely affect any of the 1st Financial Companies' ability to enforce any Lease Agreement or its rights in any leasehold interest thereunder;

(ii)       the existence of any zoning restriction, easement, covenant or other restriction, or the existence of any facts or conditions that constitute, or with the passage of time or otherwise will constitute, a breach of representations and warranties contained in Paragraph 3.17 or 3.22, relating or with respect to any of the Parcels that FCB reasonably believes will materially and adversely affect its use of that Parcel for the purpose for which and in the manner in which it currently is used or the value or marketability of that Parcel;

(iii)      the existence of any structural defects or conditions of disrepair in the improvements on any Parcel (including any equipment, fixtures or other components related thereto); or

(iv)       the existence of facts or circumstances relating to any Parcel or Loan Collateral and indicating that (A) there likely has been the presence, use, production, generation, handling, transportation, treatment, storage, control, testing, processing, distribution, emission, discharge, disposal, release or threatened release of any Hazardous Substance on, from, under, at, adjacent to, or relating to that Parcel or Loan Collateral, or (B) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to a Parcel or Loan Collateral (including, without limitation, any removal or disposal of materials from a Parcel or Loan Collateral) which constitutes or would constitute a violation of any Environmental Law or any contract or other agreement between any of the 1st Financial Companies and any other Person, as to which, in either such case, FCB reasonably believes, based on the advice of legal counsel or other consultants, that, before or after the Effective Time, any of the 1st Financial Companies or FCB, respectively, could incur costs or become responsible or liable for assessment, removal, clean-up, remediation, monetary damages (including without limitation any liability to other persons for property damage or personal injury), or civil, criminal or administrative penalties, or other corrective action.

However, notwithstanding anything contained in this Paragraph 7.05(b) to the contrary, those specific facts, conditions and circumstances Previously Disclosed to FCB under Paragraph 3.17 regarding the Parcels located at (A) 2805 North Roan Street, Johnson City, Tennessee, (B) Cliff Dwellers Inn, 116 Lakeview Terrace, Blowing Rock, North Carolina, and (C) Mills Creek Condominiums, Asheville, North Carolina, shall not be deemed to be Material Defects for purposes of this Paragraph 7.05.

(c)           In the event that:

(i)         FCB reasonably believes that (A) the total of the costs and expenses that any of the 1st Financial Companies or FCB could incur in fully correcting all Material Defects identified by FCB that are described in Paragraphs 7.05(b)(i), (iii) and/or (iv) above, plus (B) all other amounts for which any of the 1st Financial Companies or FCB could reasonably become responsible or liable related to all those Material Defects as described in Paragraph 7.05(b)(iv), in either case whether before or after the Effective Time, exceeds an aggregate of $1,000,000, or

(ii)       FCB identifies one or more Material Defects described in Paragraph 7.05(b)(ii) above which, individually or in the aggregate, are deemed by FCB, at its discretion, and in good faith, to so adversely affect the economic or business benefits FCB reasonably expects to derive from this Agreement and the Merger as to render it inadvisable for it to consummate the Merger, then, in either such case, FCB shall have the right and option, exercisable upon written notice to 1st Financial, to terminate this Agreement. In the event that, following its investigation of any such Material Defects, FCB concludes that it will terminate this Agreement as provided in the preceding sentence, it will give prompt written notice of termination to 1st Financial; provided, however, that FCB shall not be obligated to give any such notice while it continues in good faith to investigate, to determine the nature and cost of potential corrective actions, if any, or to remedy, any such Material Defect.

(d)           It is contemplated that FCB will conduct the Property Examination and the Environmental Survey following the date of this Agreement and prior to the Effective Time. It is the intent of this Agreement, and 1st Financial and Mountain 1st understand and agree, that, upon completion of the Property Examination and Environmental Survey, if any of the facts, conditions, circumstances or other matters revealed by the Property Examination or Environmental Survey (other than those Previously Disclosed facts, conditions, circumstances or other matters specifically referenced above related to the properties identified in Paragraph 7.05(b) above) reveal a Material Defect, then FCB may exercise its rights under this Paragraph 7.05 without regard to any actual knowledge on or prior to the date of this Agreement on the part of FCB or its officers or advisers of that Material Defect or the facts, conditions, circumstances or other matters pertaining thereto and without regard to any Previous Disclosure by 1st Financial to FCB, or any other communication to FCB or any of its officers or advisers, prior to the date of this Agreement, or otherwise.

7.06.           Expenses. Subject to the provisions of Paragraph 9.03 below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, 1st Financial, Mountain 1st and FCB each shall pay its or their own legal, accounting, financial and other consulting or advisory fees, and all its or their other costs and expenses, incurred or to be incurred in connection with the execution and performance of its or their obligations under this Agreement, or otherwise in connection with this Agreement and the transactions described herein (including without limitation filing fees, printing and mailing costs, and other out-of-pocket expenses). Subject to the provisions of Paragraph 9.03 below, for purposes of this Agreement, expenses associated with the printing and mailing of the Proxy Statement and all amounts owed by 1st Financial to Sandler for its services and for rendering the "1st Financial Fairness Opinion" described in Paragraph 8.01(e), will be deemed to have been incurred solely by 1st Financial.

7.07.           Disposition of Participant Accounts under 1st Financial 401(k) Plan. Upon termination of the 1st Financial 401(k) Plan as provided in Paragraph 5.01(f) above, participants in that plan may elect, upon completion of the termination and the final liquidation of the plan, to receive a distribution of the assets credited to their respective plan accounts at that time. Prior to the Effective Time, 1st Financial and Mountain 1st each will take or cause to be taken such actions as FCB shall reasonably consider to be necessary or desirable in connection with or to effect or facilitate such plan termination. As successor to 1st Financial and Mountain 1st, FCB agrees that, as of the Effective Time, it will assume the duties of Mountain 1st with respect to completion of the termination and liquidation of the above plans, including, without limitation, duties relating to filings with the Internal Revenue Service relating to the plans.

7.08.           Treatment of 1st Financial Stock Options and 1st Financial Stock Awards.

(a)   As provided in Paragraph 2.04(c) above, at the Effective Time all outstanding vested and unvested 1st Financial Stock Options issued under the terms of the 1st Financial Stock Plans, to the extent not previously exercised, shall terminate in accordance with the terms of those plans and without any action by 1st Financial, Mountain 1st or FCB or any of the holders of those 1st Financial Stock Options; provided, however, that notwithstanding any provisions of those plans or any agreement between 1st Financial and the holders of the 1st Financial Stock Options, each 1st Financial Stock Option, to the extent not previously exercised, shall become exercisable and may be exercised in full during a period of 15 days preceding the Effective Time (the "Option Exercise Period").

At least 90 days prior to the Effective Time, 1st Financial shall give written notice to each holder of a 1st Financial Stock Option that his or her 1st Financial Stock Option will be exercisable in full during the Option Exercise Period and that, to the extent not exercised, will terminate at the Effective Time and thereafter be of no further force or effect.

(b)           Except as prohibited by applicable law or regulation, or by any Regulatory Authorities having jurisdiction, at the Effective Time all then outstanding and unvested 1st Financial Stock Awards shall become fully vested in accordance with the terms of 1st Financial’s Omnibus Plan. All then outstanding and unvested 1st Financial Stock Awards as to which accelerated vesting is prohibited by applicable law or regulation, or by any Regulatory Authorities having jurisdiction, shall terminate in accordance with the terms of 1st Financial’s Omnibus Plan and be of no further force or effect, without any action by 1st Financial, Mountain 1st or FCB or any of the holders of those 1st Financial Stock Awards.

Article VIII.
Conditions Precedent to Merger

8.01.           Conditions to all Parties' Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a)           Regulatory Approvals. (i) The Merger and other transactions described in this Agreement shall have been approved, to the extent required by law, by all Regulatory Authorities having jurisdiction over such transactions; (ii) no Regulatory Authority shall have objected to or withdrawn its approval of such transactions; (iii) the 15-day or 30-day waiting period, as applicable, required following receipt of necessary approvals of federal Regulatory Authorities for review of the transactions described herein by the United States Department of Justice shall have expired, and, in connection with any such review, no objection to the Merger shall have been raised; and (iv) all other consents, approvals and permissions, including corporate approvals, and the satisfaction of all other requirements, prescribed by law or regulation that are necessary to the carrying out of the transactions contemplated herein shall have been procured.

(b)           Adverse Proceedings, Injunction, Illegality, Etc. There shall not be any (i) order, decree or injunction of any court or agency of competent jurisdiction, Regulatory Authority or other governmental agency, or any statute, rule or regulation, which enjoins or prohibits the Merger or any of the other transactions described in this Agreement or any of the parties hereto from consummating any such transaction, (ii) pending or threatened investigation of the Merger or any of such other transactions by the United States Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction; (iii) suit, action or proceeding by any person (including any Regulatory Authority), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit 1st Financial, Mountain 1st or FCB from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) other suit, claim, action or proceeding pending or threatened against any of the 1st Financial Companies or FCB or any of their respective officers or directors or affiliates which FCB reasonably believes would have a 1st Financial Material Effect or which, individually or in the aggregate, are deemed by FCB, in good faith, to so adversely affect the economic or business benefits FCB reasonably expects to derive from this Agreement and the Merger as to render it inadvisable for it to consummate the Merger, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

(c)           Approval by Boards of Directors and Shareholders. The Boards of Directors of each of 1st Financial, Mountain 1st and FCB shall have duly approved and adopted this Agreement, the shareholders of 1st Financial shall have duly approved this Agreement and the Merger at the 1st Financial Shareholders' Meeting, and 1st Financial, as the sole shareholder of Mountain 1st, shall have duly approved and adopted this Agreement, all by appropriate resolutions and to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Articles of Incorporation or Association, as applicable, and Bylaws, and each of those approvals shall remain in effect and not have been rescinded.

(d)   Articles of Merger; Other Actions. The Articles of Merger described in Paragraph 2.06 shall have been duly executed and filed with the North Carolina Secretary of State as provided in that Paragraph.

(e)   Fairness Opinion. 1st Financial shall have received from Sandler a written opinion, in a form reasonably satisfactory to it, to the effect that the terms of the Merger, including the consideration to be received by 1st Financial's shareholders in the Merger, is fair, from a financial point of view, to 1st Financial and its shareholders (the "1st Financial Fairness Opinion").

8.02.       Additional Conditions to 1st Financial's and Mountain 1st's Obligations. Notwithstanding any other provision of this Agreement to the contrary, 1st Financial's and Mountain 1st's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date.

(a)           Compliance with Laws. FCB shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described in this Agreement where the violation of or failure to comply with any such law or regulation could or may cause FCB to be unable to consummate the Merger.

(b)           FCB's Representations and Warranties and Performance of Agreements. Unless waived in writing by 1st Financial as provided in Paragraph 11.03, each of the representations and warranties of FCB contained in this Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date (except that a representation or warranty that by its terms speaks only as of the date of this Agreement or another date shall be true and correct as of such date), except for exceptions which, individually or in the aggregate, do not, and cannot reasonably be expected to, prevent FCB from consummating the Merger; and, FCB shall have complied with or performed in all material respects all of its obligations, covenants and agreements hereunder to be complied with or performed by it on or before the Closing Date.

1st Financial and Mountain 1st shall have received a certificate from FCB dated as of the Closing Date and executed by FCB's President and Chief Financial Officer to the effect that the conditions of this subparagraph have been met and as to such other matters as may be reasonably requested by 1st Financial.

(c)           Legal Opinion of FCB's Counsel. 1st Financial shall have received the written legal opinion of Ward and Smith, P.A., counsel to FCB, dated as of the Closing Date, covering matters normally covered in such opinions and such other matters as 1st Financial shall reasonably request and otherwise in form and substance reasonably satisfactory to 1st Financial.

(d)           Other Documents and Information. FCB shall have provided to 1st Financial correct and complete copies (certified by its Secretary) of resolutions of its Board of Directors pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate of the incumbency of FCB's officers who executed this Agreement or any other documents delivered to 1st Financial and Mountain 1st in connection with the Closing.

(e)           Deposit of Merger Consideration. FCB shall have deposited the aggregate amount of the Merger Consideration with the Paying Agent as described in Paragraph 2.04(d).

(f)           No Termination or Abandonment. This Agreement shall not have been terminated by FCB under the provisions of Article IX.

8.03.           Additional Conditions to FCB's Obligations. Notwithstanding any other provision of this Agreement to the contrary, FCB's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date.

(a)           Material Adverse Change. Since the date of this Agreement, there shall not have occurred any 1st Financial Material Change, and there shall not have occurred any event or development, and there shall not exist any condition or circumstance (including those described in other conditions described below) which, individually or in the aggregate, and with the lapse of time or otherwise, may or could have a 1st Financial Material Effect or cause, create or result in any such 1st Financial Material Change, or which are deemed by FCB, in good faith, to so adversely affect the economic or business benefits FCB reasonably expects to derive from this Agreement and the Merger as to render it inadvisable for it to consummate the Merger.

(b)           Compliance with Laws. 1st Financial and Mountain 1st shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described in this Agreement where the violation of or failure to comply with any such law or regulation may or could have a 1st Financial Material Effect or create or result in a 1st Financial Material Change.

(c)           1st Financial's and Mountain 1st's Representations and Warranties and Performance of Agreements. Unless waived in writing by FCB as provided in Paragraph 11.03, each of the representations and warranties of 1st Financial and Mountain 1st contained in this Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date (except that a representation or warranty that by its terms speaks only as of the date of this Agreement or another date shall be true and correct as of such date), in either case without regard to any limitation or qualification based on the Knowledge of 1st Financial, except for changes or exceptions which, individually or in the aggregate, have not had, and cannot reasonably be expected to have, a 1st Financial Material Effect or to create or result in a 1st Financial Material Change, or which are deemed by FCB, in good faith, to so adversely affect the economic or business benefits FCB reasonably expects to derive from this Agreement and the Merger as to render it inadvisable for it to consummate the Merger; and, 1st Financial and Mountain 1st shall have complied with or performed in all material respects all its or their obligations, covenants and agreements hereunder to be complied with or performed by it or them on or before the Closing Date.

FCB shall have received certificates from 1st Financial and Mountain 1st dated as of the Closing Date and executed by 1st Financial's and Mountain 1st's respective Chief Executive Officers to the effect that the conditions of this subparagraph have been met and as to such other matters as may be reasonably requested by FCB.

(d)   Support Agreements. Each of the Support Agreements executed and delivered by 1st Financial's and Mountain 1st's directors and executive officers prior to the execution of this Merger Agreement shall remain in full force and effect and shall not have been breached.

(e)           Director's and Retention Agreements. Each of the Director's Agreements executed and delivered by certain members of 1st Financial's and Mountain 1st's Boards of Directors, and the Retention Agreement executed and delivered by Michael G. Mayer, prior to the execution of this Merger Agreement shall remain in full force and effect and shall not have been breached.

(f)           Resignations of Directors. Each member of 1st Financial's and Mountain 1st's Boards of Directors immediately before the Effective Time shall have delivered his or her resignation from the Boards to be effective as of the Effective Time.

(g)          Consents to Assignment; Estoppel Certificates. 1st Financial and Mountain 1st shall have obtained and delivered to FCB the consents to assignments of leases and contracts (including estoppel certificates pertaining to Lease Agreements) requested by FCB as described in Paragraph 5.01(j) above.

(h)          Conditions to Regulatory Approvals. No Regulatory Authority shall have imposed any condition, restriction or requirement on the Merger or its approval thereof (including without limitation any requirement of divestiture of branches or deposits of Mountain 1st or FCB in any banking market) which is deemed by FCB, at its discretion, and in good faith, to so adversely affect the economic or business benefits FCB reasonably expects to derive from this Agreement and the Merger as to render it inadvisable for it to consummate the Merger.

(i)           Legal Opinion of 1st Financial's Counsel. FCB shall have received the written legal opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, LLP, counsel to 1st Financial and Mountain 1st, dated as of the Closing Date, covering matters normally covered in such opinions and such other matters as FCB shall reasonably request and otherwise in form and substance reasonably satisfactory to FCB.

(j)           Other Documents and Information. 1st Financial and Mountain 1st shall have provided to FCB correct and complete copies (all certified by their respective Secretaries) of their respective Articles of Incorporation or Association, as applicable, and Bylaws, and resolutions of their respective Boards of Directors and 1st Financial's shareholders, pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate as to the incumbency of 1st Financial's and Mountain 1st's officers who executed this Agreement or any other documents delivered to FCB in connection with the Closing.

(k)          No Termination or Abandonment. This Agreement shall not have been terminated by 1st Financial under the provisions of Article IX.

Article IX.
Termination; Breach; Remedies

9.01.           Mutual Termination. At any time prior to the Closing, and whether before or after approval of the Merger by 1st Financial's shareholders, this Agreement may be terminated by the mutual written agreement of 1st Financial, Mountain 1st and FCB. Upon any such mutual termination, and except as otherwise provided herein, all obligations of 1st Financial, Mountain 1st and FCB under this Agreement shall terminate and each party shall pay its own costs and expenses as provided in Paragraph 7.06.

9.02.           Unilateral Termination. At any time prior to the Closing, this Agreement may be terminated by either 1st Financial and Mountain 1st, or by FCB, upon written notice to the other parties in the manner provided herein and under the circumstances described below; provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement.

(a)           Termination by FCB. This Agreement may be terminated by FCB by action of its Board of Directors or Executive Committee:

(i)         if 1st Financial or Mountain 1st shall have violated or failed to fully perform or comply with any of its or their obligations, covenants or agreements contained in Articles V or VII herein, to the extent that such obligations, covenants or agreements were required to be complied with or performed at or prior to the time when FCB gives notice of such termination;

(ii)       if there shall have occurred any 1st Financial Material Change, or any change, event or development shall have occurred, or any condition or circumstance exists, which, with the lapse of time or otherwise, may or could cause, create or result in any such 1st Financial Material Change or which, individually or in the aggregate, are deemed by FCB, at its discretion, and in good faith, to so adversely affect the economic or business benefits FCB reasonably expects to derive from this Agreement and the Merger as to render it inadvisable for it to consummate the Merger;

(iii)      if (A) any of 1st Financial's or Mountain 1st's representations or warranties contained in Article III or in any other certificate or writing delivered by either of them to FCB pursuant to this Agreement shall have been false or misleading in any material respect when made, or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Knowledge of 1st Financial, or (B) there shall have occurred any event or development, or there exists any condition or circumstance, which, with the lapse of time or otherwise, may or could cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Knowledge of 1st Financial;

(iv)       if (A) 1st Financial's shareholders do not approve this Agreement and the Merger at the 1st Financial Shareholders' Meeting or if, (B) notwithstanding FCB's satisfaction in all material respects of its obligations under Paragraph 7.02 above, the 1st Financial Shareholders' Meeting is not held by January 31, 2014;

(v)        if, for the reasons and to the extent permitted by Paragraph 5.01(c), the Proxy Statement distributed by 1st Financial to its shareholders in connection with the 1st Financial Shareholders' Meeting does not state that 1st Financial's Board of Directors considers the Merger to be advisable and in the best interests of 1st Financial and its shareholders and that the Board recommends that 1st Financial's shareholders vote for approval of this Agreement and the Merger (or, after having made such a recommendation in the Proxy Statement, the Board withdraws, qualifies or revises that recommendation in any material respect);

(vi)       if, notwithstanding FCB's satisfaction of its obligations under this Agreement, the Merger shall not have become effective on or before April 30, 2014, or such later date as shall be mutually agreed upon in writing by 1st Financial and FCB;

(vii)      under the circumstances described in Paragraph 7.05(c);

(viii)    if shareholders of 1st Financial who hold more than ten percent (10%) of the outstanding shares of 1st Financial Stock give notice of their intent to exercise Dissenters' Rights; or

(ix)       at any time prior to the Effective Time, FCB determines that the amount of net unrealized losses related to the 1st Financial Companies' investment securities portfolio, plus the aggregate amount of net securities losses realized by them after June 30, 2013, to the date of such determination, exceeds $25,000,000.

However, before FCB may terminate this Agreement for either of the reasons specified in subparagraphs (i) or (iii)(B) of this Paragraph 9.02(a), it shall give written notice to 1st Financial in the manner provided in Paragraph 11.05 of this Agreement stating its intent to terminate and a description of the specific breach, default, violation or other condition or circumstances giving rise to its right to so terminate. Such termination by FCB shall not become effective if, within 30 days following the giving of such notice or such additional time as FCB may allow in its discretion, 1st Financial and Mountain 1st shall cure such breach, default or violation or satisfy or eliminate such condition or circumstances to the reasonable satisfaction of FCB and without cost or expense to FCB or an aggregate cost or expense to any of the 1st Financial Companies with respect to all such breaches, defaults or violations, conditions or circumstances that would have a 1st Financial Material Effect or which is deemed by FCB, in good faith, to so adversely affect the economic or business benefits FCB reasonably expects to derive from this Agreement and the Merger as to render it inadvisable for it to consummate the Merger. In the event 1st Financial or Mountain 1st cannot or does not cure such breach, default or violation, or arrange to satisfy or eliminate such condition or circumstances, as provided above within such cure period, FCB shall give a further written notice to 1st Financial in the manner provided in Paragraph 11.05 of this Agreement stating that 1st Financial and Mountain 1st have failed to cure satisfactorily the breach, default or violation, or to satisfy or eliminate such condition or circumstances, and that FCB terminates the Agreement. Termination of this Agreement by FCB shall be effective upon its giving of such further written notice to 1st Financial.

(b)           Termination by 1st Financial and Mountain 1st. At any time prior to the Closing, this Agreement may be terminated by 1st Financial and Mountain 1st, by action of 1st Financial's Board of Directors:

(i)         if FCB shall have violated or failed to fully perform or comply with any of its obligations, covenants or agreements contained in Articles VI or VII herein, to the extent that such obligations, covenants or agreements were required to be complied with or performed at or prior to the time when 1st Financial gives notice of such termination;

(ii)       if (A) any of FCB's representations and warranties contained in Article IV or in any other certificate or writing delivered by it to 1st Financial pursuant to this Agreement shall have been false or misleading in any material respect when made, or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Knowledge of FCB, or (B) there shall have occurred any event or development, or there exists any condition or circumstance, which, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Knowledge of FCB;

(iii)      if, notwithstanding 1st Financial's and Mountain 1st's satisfaction of their obligations under Paragraphs 5.01 and 7.02 above, 1st Financial's shareholders do not approve this Agreement and the Merger at the 1st Financial Shareholders' Meeting;

(iv)       if, notwithstanding 1st Financial's and Mountain 1st's satisfaction of their obligations under this Agreement, the Merger shall not have become effective on or before April 30, 2014, or such later date as shall be mutually agreed upon in writing by 1st Financial and FCB; or

(v)        in the event that 1st Financial's Board of Directors determines in good faith, after consultation with and receipt of the advice of its outside counsel and financial advisers, that in light of a "Superior Proposal" (as defined below) it is necessary to terminate this Agreement in order to comply with its fiduciary duties to 1st Financial and to 1st Financial's shareholders under applicable law; provided, however, that 1st Financial's Board of Directors may terminate this Agreement pursuant to this Paragraph 9.02(b)(v) only if there has been no violation of Paragraph 5.02(m) and it concurrently enters into an Acquisition Agreement related to a Superior Proposal; and, provided further, however, that this Agreement may be terminated pursuant to this Paragraph 9.02(b)(v) only after the tenth business day following FCB's receipt of written notice advising FCB that 1st Financial's Board of Directors is prepared to accept a Superior Proposal, and only if, during such ten-day period, if FCB so elects, 1st Financial and its advisers shall have negotiated in good faith with FCB to make such adjustments in the terms and conditions of this Agreement as would enable 1st Financial, Mountain 1st and FCB to proceed with the transactions contemplated herein on such adjusted terms.

“Superior Proposal” means an unsolicited, bona fide, written offer made by a third party to consummate an Acquisition Proposal that 1st Financial's Board of Directors determines, in good faith, after consulting with its outside legal counsel and its financial adviser, would, if consummated, result in a transaction that is materially more favorable to the 1st Financial's shareholders than the transactions contemplated hereby.

Any termination of the Agreement under this Paragraph 9.02(b) must be approved by 1st Financial's Board of Directors, and any such termination shall have the effect of terminating the Agreement as to both 1st Financial and Mountain 1st. However, before 1st Financial and Mountain 1st may terminate this Agreement for either of the reasons specified in clauses (i) or (ii)(B) of this Paragraph 9.02(b), 1st Financial shall give written notice to FCB in the manner provided in Paragraph 11.05 of this Agreement stating its intent to terminate and a description of the specific breach, default, violation or other condition or circumstances giving rise to its right to so terminate. Such termination by 1st Financial and Mountain 1st shall not become effective if, within 30 days following the giving of such notice or such additional time as 1st Financial may allow in its discretion, FCB shall cure such breach, default or violation or satisfy or eliminate such condition or circumstances to the reasonable satisfaction of 1st Financial. In the event FCB cannot or does not cure such breach, default or violation, or arrange to satisfy or eliminate such condition or circumstances, as provided above within such cure period, 1st Financial shall give a further written notice to FCB in the manner provided in Paragraph 11.05 of this Agreement stating that FCB has failed to cure satisfactorily the breach, default or violation, or to satisfy or eliminate such condition or circumstances, and that 1st Financial and Mountain 1st terminate the Agreement. Termination of this Agreement by 1st Financial and Mountain 1st shall be effective upon 1st Financial's giving of such further written notice to FCB.

9.03.           Breach; Remedies; Expense Reimbursement.

(a)           Reimbursement by 1st Financial and Mountain 1st. If this Agreement is terminated by FCB pursuant to Paragraph 9.02(a)(i), 9.02(a)(iii), 9.02(a)(iv)(A), 9.02(a)(iv)(B) (where the failure to hold the 1st Financial Shareholders' Meeting by the date specified in that Paragraph was within the reasonable control of 1st Financial), 9.02(a)(v), or 9.02(vi) (where the failure to complete the Merger by the date specified in that Paragraph was within the reasonable control of 1st Financial or Mountain 1st), or by 1st Financial and Mountain 1st pursuant to Paragraph 9.02(b)(iii) or 9.02(b)(v), then 1st Financial and Mountain 1st shall be jointly and severally obligated to pay to FCB an amount equal to FCB's aggregate documented out-of-pocket expenses actually incurred by it in negotiating and preparing this Agreement, performing due diligence, and otherwise in connection with or attempting to consummate the transactions described herein, but in no event more than $100,000. In all other cases in which FCB terminates this Agreement as a matter of right hereunder, FCB shall pay its own costs and expenses as provided in Paragraph 7.06.

Subject to 1st Financial's and Mountain 1st's obligation to reimburse FCB's out-of-pocket expenses as described above and to 1st Financial's and Mountain 1st's obligation to pay the termination fees described in Paragraph 9.04 below, and subject to Subparagraph (c) below, in the event of a breach by 1st Financial or Mountain 1st of any of their representations or warranties, or their failure to perform or violation of any of their obligations, agreements or covenants, contained in this Agreement, FCB's sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 9.02(a) above.

(b)           Reimbursement by FCB. If this Agreement is terminated by 1st Financial and Mountain 1st pursuant to Paragraph 9.02(b)(i), 9.02(b)(ii), or 9.02(b)(iv) (where the failure to complete the Merger by the date specified in that Paragraph was within the reasonable control of FCB), then FCB shall be obligated to pay to 1st Financial an amount equal to 1st Financial's and Mountain 1st's aggregate documented out-of-pocket expenses actually incurred by them in negotiating and preparing this Agreement, performing due diligence, and otherwise in connection with or attempting to consummate the transactions described herein, but in no event more than $100,000. In all other cases in which 1st Financial and Mountain 1st terminate this Agreement as a matter of right hereunder, 1st Financial and Mountain 1st each shall pay its own costs and expenses as provided in Paragraph 7.06.

Subject to FCB's obligation to reimburse 1st Financial's and Mountain 1st's out-of-pocket expenses as described above, and subject to Subparagraph (c) below, in the event of a breach by FCB of any of its representations or warranties, or its failure to perform or violation of any of its obligations, agreements or covenants, contained in this Agreement, 1st Financial's and Mountain 1st's sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 9.02(b) above.

(c)           Enforcement of Certain Agreements Following Termination. Notwithstanding anything contained in this Agreement to the contrary, either party shall be entitled to commence a suit at law or in equity for the purpose of (A) obtaining appropriate relief in the event of a violation, or imminent violation, by the other party of Paragraph 7.04 above, or (ii) enforcing the other party's indemnification obligation under Article X of this Agreement.

9.04.           Termination Fees. Notwithstanding anything contained in this Agreement to the contrary, and in addition to their obligation to reimburse FCB for its out-of-pocket expenses under certain circumstances as described in Paragraph 9.03(a) above, 1st Financial and Mountain 1st will be obligated, jointly and severally, to pay a termination fee to FCB in the amount of $350,000 if:

(a)           1st Financial and Mountain 1st terminate this Agreement pursuant to Paragraph 9.02(b)(v);

(b)           (i)         FCB terminates this Agreement pursuant to Paragraph 9.02(a)(i) where 1st Financial's or Mountain 1st's failure to fully perform any of its obligations, covenants or agreements that gives rise to such termination was for reasons reasonably within 1st Financial's or Mountain 1st's control, and at any time after the date of this Agreement and prior to the date of such termination an Acquisition Proposal has been publicly announced, disclosed or communicated or otherwise made known to the senior management or Board of Directors of 1st Financial or Mountain 1st;

(ii)        (A) FCB terminates this Agreement pursuant to Paragraph 9.02(a)(iv), or (B) 1st Financial and Mountain 1st terminate this Agreement pursuant to Paragraph 9.02(b)(iii), and in either such case an Acquisition Proposal has been publicly announced, disclosed, or communicated or otherwise made known to the senior management or Board of Directors of 1st Financial or Mountain 1st at any time after the date of this Agreement and prior to the date of the 1st Financial Shareholders' Meeting or, in the case of a termination by FCB as a result of the 1st Financial Shareholder meeting not being held by the date specified in Paragraph 9.02(a)(iv)(B), prior to the date of such termination;

(iii)      FCB terminates this Agreement pursuant to Paragraph 9.02(a)(v);

(iv)       FCB terminates this Agreement pursuant to Paragraph 9.02(a)(vi) under circumstances in which the reason the Merger has not become effective on or before the date specified in that subparagraph were within the reasonable control of 1st Financial or Mountain 1st; or

(v)        either 1st Financial and Mountain 1st or FCB terminate this Agreement for any reason following a breach by any of the 1st Financial Companies of their obligations under Paragraph 5.02(m);

and, in the case of any termination described in this Paragraph 9.04(b), if at any time after the date of this Agreement and before the date 12 months after the date of such termination, (A) 1st Financial or Mountain 1st shall have executed, entered into or otherwise become bound by an Acquisition Agreement, or (B) either of their Boards of Directors has accepted, approved, or recommended to 1st Financial's shareholders any Acquisition Proposal.

9.05.           Method and Timing of Payments. Any payment for reimbursement of expenses due from FCB to 1st Financial under Paragraph 9.03(b), or from 1st Financial and Mountain 1st to FCB under Paragraph 9.03(a), shall be made by wire transfer of immediately available funds within two business days following the later of the date of termination of the Agreement giving rise to that payment, and the date on which the paying party receives documentation of the expenses to be reimbursed. Any payment of a termination fee due from 1st Financial and Mountain 1st to FCB under Paragraph 9.04 shall be made by wire transfer of immediately available funds within two business days following the later of the date of FCB's termination of the Agreement or the date of the later event that gives rise to the obligation to pay the termination fee.

Article X.
Indemnification

10.01.           Indemnification Following Termination of Agreement.

(a)           By 1st Financial and Mountain 1st. 1st Financial and Mountain 1st each agree, jointly and severally, that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend FCB and its officers, directors, attorneys, financial advisers and consultants from and against any and all claims, disputes, demands, causes of action, suits or proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by them:

(i)         in connection with or which arise out of, result from, or are based upon (A) the operations or business transactions of any of the 1st Financial Companies or their relationship with any of their employees, or (B) the failure of any of the 1st Financial Companies to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii)       in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by 1st Financial or Mountain 1st of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of 1st Financial or Mountain 1st to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,

(iii)      in connection with or which arise out of, result from, or are based upon any information provided by 1st Financial or Mountain 1st which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to 1st Financial's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

(b)           By FCB. FCB agrees that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend 1st Financial and Mountain 1st and their respective officers, directors, attorneys, financial advisers and consultants from and against any and all claims, disputes, demands, causes of action, suits, or proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by them:

(i)         in connection with or which arise out of, result from, or are based upon (A) FCB's operations or business transactions or its relationship with any of its employees, or (B) FCB's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii)        in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by FCB of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of FCB to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,

(iii)       in connection with or which arise out of, result from, or are based upon any information provided by FCB in writing which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to 1st Financial's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

(c)       Procedure for Claiming Indemnification. If any matter subject to indemnification under Paragraph 10.01 arises in the form of a claim (herein referred to as a "Third Party Claim") against 1st Financial, Mountain 1st or FCB, or their respective successors and assigns, or any of their respective subsidiary entities, officers, directors, attorneys, financial advisers or consultants (collectively, "Indemnitees"), the Indemnitee promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to the party obligated for indemnification hereunder (the "Indemnitor"). Within 15 days of such notice, the Indemnitor either (i) shall pay the Third Party Claim either in full or upon agreed compromise, or (ii) shall notify the applicable Indemnitee that the Indemnitor disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by the Indemnitor and the cost of such defense shall be borne by it, except that the Indemnitee shall have the right to participate in such defense at its own expense and provided that the Indemnitor shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind that compromises the Indemnitee hereunder. In the case of an Indemnitee that is an officer, director or attorney of a party to this Agreement, then that party agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to the Indemnitor without charge therefor except for out-of-pocket expenses. If the Indemnitor fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, the Indemnitee shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. The Indemnitee also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnitor.

Article XI.
Miscellaneous Provisions

11.01.        Survival of Certain Rights and Obligations Following Closing or Termination. None of the representations, warranties or agreements of 1st Financial, Mountain 1st or FCB contained in this Agreement shall survive or remain in effect following consummation of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise. Notwithstanding any provision in this Agreement to the contrary, the covenants, agreements, rights and obligations of the parties pursuant to Paragraphs 7.04, 7.06, 9.03, 9.04, 9.05, 10.01, and Article XI shall survive and remain in full force and effect in accordance with their terms following any termination of this Agreement pursuant to Article IX above.

11.02.        Inspection. Neither the right of 1st Financial and Mountain 1st under this Agreement to investigate or inspect the premises, properties, books, records, files and other assets or information of FCB, nor the right of FCB to investigate or inspect the premises, properties, books, records, files and other assets or information of any of the 1st Financial Companies, in any way shall establish any presumption that 1st Financial, Mountain 1st or FCB should have conducted any investigation or that such right has been exercised by any of them or their agents, representatives or others. Any investigations or inspections actually made by 1st Financial and Mountain 1st, or by FCB, or by their respective agents, representatives or others, prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of the other parties in this Agreement.

11.03.        Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and other approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors or, in the case of FCB, by its Board of Directors or Executive Committee) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party, nor shall any such waiver be construed to be a waiver of any succeeding breach of the same term or condition or a waiver of any other or different term of condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by the other parties of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

11.04.        Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of 1st Financial, by an agreement in writing approved by the Boards of Directors of 1st Financial and Mountain 1st, and the Board of Directors or Executive Committee of FCB, and executed in the same manner as this Agreement; provided, however, that, except with the further approval of 1st Financial's shareholders of that change or as otherwise provided herein, following approval of this Agreement by 1st Financial's shareholders no change may be made in the amount of consideration into which each share of 1st Financial Stock will be converted.

11.05.        Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by recognized overnight courier, or by U.S. mail, first class postage prepaid, in each case addressed as follows (or to such other address as shall have been communicated by like notice to the party giving the notice):

If to 1st Financial or Mountain 1st, to:	With a copy to:

1st Financial Services Corporation 101 Jack Street Hendersonville, North Carolina 28792 Attn: Michael G. Mayer, Chief Executive Officer	Robert A. Singer Brooks, Pierce, McLendon, Humphrey & Leonard, LLP 2000 Renaissance Plaza 230 North Elm Street Greensboro, North Carolina 27401

If to FCB, to:	With a copy to:

First-Citizens Bank & Trust Company 4300 Six Forks Road Raleigh, North Carolina 27609 Attn: Barry P. Harris, IV, Chief Legal Officer	William R. Lathan, Jr. Ward and Smith, P.A. 1001 College Court New Bern, North Carolina 28562

11.06.        Further Assurance. 1st Financial, Mountain 1st and FCB each agree to furnish to each other such further assurances with respect to the matters contemplated in this Agreement and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

11.07.        Headings and Captions. Headings and captions of the Articles, Paragraphs and Subparagraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

11.08.        Gender and Number. As used in this Agreement, the masculine gender shall include the feminine and neuter, the singular number shall include the plural, and vice versa, whenever such meanings are appropriate.

11.09.        Entire Agreement. This Agreement (including any schedules and exhibits attached hereto and any documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, either of the parties hereto other than those contained herein in writing.

11.10.        Interpretation. Any reference in this Agreement to Articles, Paragraphs, exhibits or schedules, shall, unless otherwise indicated, be to an Article or Paragraph of or exhibit or schedule to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

11.11.        Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

11.12.        Assignment; Third-Party Beneficiaries.

(a)           Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party hereto except with the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties any rights or remedies under this Agreement.

(b)   No provision in this Agreement modifies or amends or creates any Plan, or any employee benefit plan, program or document of FCB (an “FCB Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Plan or FCB Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Plan or FCB Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the parties to this Agreement from enforcing any provision of this Agreement. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Plan or FCB Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

11.13.        Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

11.14.        Governing Law; Jurisdiction and Venue. This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles, and to applicable laws of the United States. The Parties agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated herein shall be brought in any federal or state court located in Raleigh, North Carolina. Each of the parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated herein and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

[Signatures appear on following page.]

In Witness Whereof, 1st Financial, Mountain 1st and FCB each has executed, or caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto, in each case as of the date first above written.

1st Financial Services Corporation

[CORPORATE SEAL]
Attest:	By:
Michael G. Mayer Chief Executive Officer

Secretary

Mountain 1st Bank & Trust Company

[CORPORATE SEAL]
Attest:	By:
Michael G. Mayer Chief Executive Officer

Secretary

First-Citizens Bank & Trust Company

[CORPORATE SEAL]
Attest:	By:
Frank B. Holding, Jr. Chairman and Chief Executive Officer

Secretary